Exhibit 2.1
EXECUTION VERSION
ASSET
PURCHASE AGREEMENT
BY AND BETWEEN
BP PRODUCTS NORTH AMERICA INC.
AND
BP WEST COAST PRODUCTS LLC, AS SELLER,
AND
BUCKEYE PARTNERS, L.P., AS BUYER
DATED MARCH 17, 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2
1.1 Definitions	2

ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED ASSETS	15
2.1 Purchase and Sale of the Purchased Assets	15
2.2 Purchase Price; Capital Expenditures; Deposit; Payment of Purchase Price	15
2.3 Instruments of Conveyance, Transfer, and Assumption	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	21
3.1 Valid Organization	21
3.2 Authorization	21
3.3 Consents	21
3.4 No Violation	21
3.5 Title to the Purchased Assets; Joint Basin Shares; Encumbrance	22
3.6 Compliance with Laws	22
3.7 Litigation	22
3.8 Material Contracts	22
3.9 No Broker	22
3.10 Permits	23
3.11 Taxes	23
3.12 Labor Matters	23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	23
4.1 Valid Organization	23
4.2 Authorization	24
4.3 Consents	24
4.4 No Violation	24
4.5 Litigation	24
4.6 Financing	24
4.7 No Broker	24
4.8 No Knowledge of Misrepresentations or Omissions	25

ARTICLE 5 PROPERTY TO BE SOLD “AS IS, WHERE IS”; CERTAIN DISCLAIMERS	25
5.1 “AS IS, WHERE IS”	25
5.2 Title to Real Property Interests	26
5.3 Certain Disclaimers	26

ARTICLE 6 OBLIGATIONS OF THE PARTIES	27
6.1 Covenants of Seller	27
6.2 Covenants of Buyer	29
6.3 Mutual Covenants	31

ARTICLE 7 CONDITIONS TO BUYER’S OBLIGATIONS	41
7.1 Representations and Warranties True	41

i

7.2 Performance	41
7.3 Consents	41
7.4 Litigation	41
7.5 Closing Deliverables	41
7.6 Close Out Procedures	41

ARTICLE 8 CONDITION TO SELLER’S OBLIGATIONS	41
8.1 Representations and Warranties True	42
8.2 Performance	42
8.3 Consents	42
8.4 Litigation	42
8.5 Purchase Price and Undertakings	42
8.6 Closing Deliverables	42
8.7 Close Out Procedures	42
8.8 FERC Tariffs	42

ARTICLE 9 CLOSING	42
9.1 Closing	42
9.2 Closing Date	43
9.3 Major Loss	43
9.4 Fair Market Value Determinations	44
9.5 Termination	45
9.6 Effect of Termination	46

ARTICLE 10 INDEMNIFICATION	46
10.1 General Indemnification	46
10.2 Environmental Losses	47
10.3 River Rouge Separation Project Losses	48
10.4 Limitations on Liability	50
10.5 Other Provisions Relating to Indemnification	50
10.6 Survival of Provisions and Indemnification Obligations	52

ARTICLE 11 TAXES AND CHARGES	53
11.1 Transfer Taxes	53
11.2 Allocation of Taxes	53

ARTICLE 12 MISCELLANEOUS PROVISIONS	54
12.1 Damages	54
12.2 Amendment and Modification	55
12.3 Failure to Close; Specific Performance	55
12.4 Waiver of Compliance	55
12.5 Notices	55
12.6 Assignment	56
12.7 No Third Party Beneficiaries	56
12.8 GOVERNING LAW	57
12.9 Consent to Jurisdiction	57
12.10 Counterparts	57

12.11 Exhibits and Headings	57
12.12 Entire Agreement	57
12.13 Representation By Counsel; No Strict Construction	57
12.14 Severability	58
12.15 Time Of Essence	58
12.16 Like-Kind Exchange	58
12.17 Press Releases and Public Announcements	58
12.18 Acknowledgement of Parties; Conspicuousness	58

ARTICLE 13 DISPUTE RESOLUTION	59
13.1 Dispute Resolution	59
13.2 Mediation	59
13.3 Arbitration	59
SCHEDULES
Group A Schedules
Terminals Schedule
Pipelines Schedule
Equipment Schedule
Owned Property Schedule
ROW Interests Schedule
Assigned Contracts Schedule
Material Contracts Schedule
Excluded Assets Schedule
Excluded Liabilities Schedule
Permitted Liens Schedule
Schedule 1.1 – Persons With Knowledge
Schedule 2.2(c) – Capital Expenditures
Schedule 2.2(f) – Fair Market Value
Schedule 3.1 – Valid Organization
Schedule 3.2 – Authorization
Schedule 3.3 – Seller’s Consents
Schedule 3.4 – No Violation
Schedule 3.5 – Title to the Purchased Assets; Encumbrance
Schedule 3.6 – Compliance with Laws
Schedule 3.7 – Litigation
Schedule 3.8 – Material Contracts
Schedule 3.9 – No Broker
Schedule 3.10 – Permits
Schedule 3.11 – Taxes
Schedule 3.12 – Labor Matters
Schedule 4.3 – Buyer’s Consents
Schedule 6.2(d) – Remediation and Monitoring Projects
Schedule 6.3(c)(i)(A) – Employee Schedule
Schedule 6.3(c)(i)(B) – Excluded Employees

Schedule 7.3 – Closing Consents and Approvals of Buyer
Schedule 8.3 – Closing Consents and Approvals of Seller
Group B Schedules
Terminals Schedule
Pipelines Schedule
Equipment Schedule
Owned Property Schedule
ROW Interests Schedule
Assigned Contracts Schedule
Material Contracts Schedule
Excluded Assets Schedule
Excluded Liabilities Schedule
Permitted Liens Schedule
Schedule 1.1 – Persons With Knowledge
Schedule 2.2(c) – Capital Expenditures
Schedule 2.2(f) – Fair Market Value
Schedule 3.1 – Valid Organization
Schedule 3.2 – Authorization
Schedule 3.3 – Seller’s Consents
Schedule 3.4 – No Violation
Schedule 3.5 – Title to the Purchased Assets; Encumbrance
Schedule 3.6 – Compliance with Laws
Schedule 3.7 – Litigation
Schedule 3.8 – Material Contracts
Schedule 3.9 – No Broker
Schedule 3.10 – Permits
Schedule 3.11 – Taxes
Schedule 3.12 – Labor Matters
Schedule 4.3 – Buyer’s Consents
Schedule 6.2(d) – Remediation and Monitoring Projects
Schedule 6.3(c)(i)(A) – Employee Schedule
Schedule 6.3(c)(i)(B) – Excluded Employees
Schedule 7.3 – Closing Consents and Approvals of Buyer
Schedule 8.3 – Closing Consents and Approvals of Seller
EXHIBITS
Exhibit A – [Intentionally Omitted]
Exhibit B – Form of Bill of Sale
Exhibit C – Form of Quitclaim Deed
Exhibit D – Form of Non-Fee Property Assignment and Conveyance Agreement
Exhibit E – Form of Assignment and Assumption Agreement
Exhibit F – Form of Assignment and Conveyance Agreement
Exhibit G-1 – Form of Midwest Transition Services Agreement
Exhibit G-2 – Form of Ohio Transition Services Agreement
Exhibit G-3 – Form of Terminal TAS Transition Services Agreement
Exhibit H-1– Form of Connection Agreement (Milan Station)

Exhibit H-2– Form of Connection Agreement (Dubuque Station)
Exhibit H-3 – Form of License Agreement (Milan/Dubuque Stations)
Exhibit I – Form of Lease (Sacramento Terminal)
Exhibit J – Form of Lease (Sugar Creek Terminal Warehouse)
Exhibit K – Form of Sugar Creek License Agreement
Exhibit L – Form of Access and Pipeline Easement
Exhibit M – Form of Sugar Creek Access and Utility Easement and Services Agreement
Exhibit N-1 – Form of Southeast Terminals Terminal Storage and Handling Agreement
Exhibit N-2 – Form of Ohio-Pennsylvania-Kentucky Terminal Storage and Handling Agreement
Exhibit N-3 – Form of California Terminal Storage and Handling Agreement
Exhibit N-4 – Form of Midwest Terminal Storage and Handling Agreement
Exhibit O-1 – Form of Lower V System Requirements Agreement
Exhibit O-2 – Form of Bradley Road to Cleveland Requirements Agreement
Exhibit O-3 – Form of Mogadore to Niles Requirements Agreement
Exhibit O-4 – Form of Toledo to West Toledo Requirements Agreement
Exhibit P – Form of Right of First Refusal Agreement
Exhibit Q-1 – Pro Forma Northern Ohio System Tariff and Proration Policy
Exhibit Q-2 – Pro Forma Lower V System Tariff and Proration Policy
Exhibit Q-3 – Pro Forma River Rouge Line Tariff and Proration Policy
Exhibit R – River Rouge Line Separation Projects Scope of Work
Exhibit S – Inventory Measurement and Close Out Procedures
Exhibit T – Purchased Additives
Exhibit U – Form of Closing Certificate
Exhibit V-1 – Form of Lease (South Bend/Jackson Terminals)
Exhibit V-2 – Form of Access and Pipeline Easement (River Rouge Line Terminals)
Exhibit V-3 – Form of Access and Surface Site Easement (South Bend/Jackson Terminals)

v

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (“Purchase Agreement”) is made and entered into effective as of this 17th day of March, 2011, by and between BP Products North America Inc., a corporation organized under the laws of the State of Maryland, having its principal office at 501 WestLake Park Boulevard, Houston, Texas 77079 (“BPPNA”), BP West Coast Products LLC, a limited liability company organized under the laws of the State of Delaware, having its principal office at 4 Centerpointe Drive, La Palma, CA 90623 (“BPWCP”) (with BPPNA and BPWCP collectively referred to herein as “Seller”), and Buckeye Partners, L.P., a limited partnership organized under the laws of the State of Delaware, having its office at One Greenway Plaza, Suite 600, Houston, Texas 77046 (referred to herein as “Buyer”). Each of Seller and Buyer is referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
          WHEREAS, Seller is the owner of certain refined products terminal facilities and related fixtures located in the States of Alabama, California, Florida, Indiana, Iowa, Michigan, Missouri, Ohio, South Carolina, and Wisconsin, and the Commonwealths of Kentucky, Pennsylvania , and Virginia, as described in the Terminals Schedules attached hereto (such facilities collectively, the “Terminal Facilities”);
          WHEREAS, Seller is also the owner of (i) certain refined products pipelines running from certain terminal and pipeline station facilities located in Dubuque County, Iowa, to a pipeline station near the Sugar Creek Terminal (as defined below), and then further running to the Terminal Facilities described in the Terminals Schedules as located in Council Bluffs, Iowa, and Des Moines, Iowa (the “Lower V Pipeline System”), (ii) a jet fuel pipeline running from the Terminal Facility described in the Terminals Schedules as located in Dearborn, Michigan, to the Detroit Metropolitan Wayne County Airport located in Romulus, Michigan (the “DTW Pipeline System”), and (iii) certain products pipelines and out-of-service pipelines located in northern Ohio; as each of such pipelines are described in the Pipelines Schedules attached hereto (which pipelines include, for the avoidance of doubt, each pipeline expressly identified in the Pipelines Schedules whether or not currently in service) (such pipelines collectively, the “Pipeline Systems”);
          WHEREAS, Seller also owns certain terminal and pipeline equipment related to the Terminal Facilities and Pipeline Systems expressly listed on the Equipment Schedules attached hereto (the “Equipment”);
          WHEREAS, certain portions of the Terminal Facilities and Pipeline Systems traverse, and certain Equipment is located on, one or more parcels of land which Seller (or Seller’s Affiliate) owns (collectively referred to as the “Owned Property”; which Owned Property is listed generally on the Owned Property Schedules attached hereto);
          WHEREAS, certain portions of the Terminal Facilities and Pipeline Systems traverse, and certain Equipment is located on, one or more parcels of land which Seller (or Seller’s Affiliate) has the right to use and occupy under certain leases, easements, rights-of-way, franchises, permits, licenses and other rights to, or interests in, real property, relating to the installation, construction, ownership, maintenance, repair and operation of the Terminal Facilities, the Pipeline Systems and the Equipment (with said leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests collectively referred to as the “ROW Interests”; which ROW Interests are listed generally on the ROW Interests Schedules attached hereto; and with the Owned Property collectively with the ROW Interests referred to as the “Real Property Interests”);
          WHEREAS, Seller’s Affiliate, Amoco Oil Holding Company, owns twenty-five (25) shares of common stock (the “Joint Basin Shares”) of Joint Basin Corporation, a corporation organized under the laws of the State of Delaware (“Joint Basin Corporation”), which manages an impoundment basin related to the operations of the Terminal Facility located in Fairfax, Virginia (as described in the Terminals Schedules) and the operations of three neighboring terminals, and holds the Virginia Pollutant Discharge Elimination System permit issued by the Virginia Department of Environmental Quality related to the same;
          WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, all of the Purchased Assets (as defined below) and the Joint Basin Shares, on the terms and conditions of this Purchase Agreement; and
          WHEREAS, in connection with its acquisition of the Purchased Assets and the Joint Basin Shares, Buyer desires to assume the Assumed Liabilities (as defined below), on the terms and conditions of this Purchase Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
          1.1(a) As used herein the following terms have the meanings defined below:
          “AAA” has the meaning set forth in Section 13.3.
          “AAA Rules” has the meaning set forth in Section 13.3.
          “Additive Purchase Price” has the meaning set forth in Section 2.2(a)(ii).
          “Adjustment Date” has the meaning set forth in Section 11.2.
          “Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities.
          “Arbitrable Dispute” means, subject to Article 13, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement, the transactions contemplated by this Purchase Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 10, or relating to matters that are the subject of this Purchase Agreement or the relationship between the Parties under this Purchase Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by law or otherwise, or (d) any such matters could result in damages or any other relief, whether at law, in equity or otherwise; provided, however, that an “Arbitrable Dispute” shall not include disputes that by the terms of this Purchase Agreement relate to, arise out of or are in connection with (i) a breach of the Confidentiality Agreement, (ii) a Party’s termination of, or right to terminate, this Purchase Agreement, or (iii) a Closing Failure Breach.
          “Assigned Contracts” means those Contracts that are listed on the Assigned Contracts Schedules attached hereto, as the same have been amended, modified and supplemented prior to the Closing, in each case to the extent assignable and actually assigned pursuant to the terms thereof. For the avoidance of doubt, Assigned Contracts shall not include any Real Property Interests or Third Party IP Contracts (other than any Third Party IP Contracts expressly listed on the Assigned Contracts Schedule).
          “Assumed Liabilities” means all liabilities, obligations, responsibilities, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise (including under Environmental Law), known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, now existing or arising at any time prior to, on or after the Closing Date, whether caused by, arising out of, incurred in connection with or relating in any way to the ownership of the Joint Basin Shares, the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets or the conduct of the Remediation and Monitoring Projects as heretofore, currently or hereafter conducted, other than (i) the Excluded Liabilities, and (ii) any obligations or liabilities of Seller arising under Section 10.1(a), Section 10.2(a), or Section 10.3(a) of this Purchase Agreement.
          “Base Price” has the meaning set forth in Section 2.2(a)(i).
          “Books and Records” means originals or copies in Seller’s possession of engineering, property, inspection, maintenance, property tax, environmental (including relating to the Remediation and Monitoring Projects), contract and land books and records in their present form and reasonably necessary for operation of the Purchased Assets by Seller in the Ordinary Course of Business, in each case, that (i) relate solely to the

Purchased Terminal Facilities, the Purchased Pipeline Systems, or the Joint Basin Shares and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities.
          “BP Group” means, individually and collectively, (i) Seller, (ii) BP Corporation North America Inc., (iii) BP Pipelines (North America) Inc., (iv) Atlantic Richfield Company, (v) BP p.l.c. and (vi) the Affiliates of each of the Persons identified in clauses (i)-(v).
          “BPPNA” has the meaning set forth in the Preamble.
          “BPWCP” has the meaning set forth in the Preamble.
          “Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks located in Houston, Texas are authorized to be closed.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Group” has the meaning set forth in Section 10.1(a).
          “Buyer Tariffs” has the meaning set forth in Section 6.3(j)(i).
          “Capital Expenditures” means any expenditure made by Seller on the Terminal Facilities or the Pipeline Systems, that relates directly to the capital projects listed on Schedule 2.2(c) attached hereto, other than those related to the River Rouge Separation Projects or repairs due to a Major Loss, recorded as a capital expenditure pursuant to the BP Group’s historical accounting methods.
          “Carved-Out Assets” has the meaning set forth in Section 2.2(f)(i).
          “Carved-Out Assets and Liabilities” has the meaning set forth in Section 2.2(f)(i).
          “Certificate of Completion” has the meaning set forth in Section 6.3(k)(ii).
          “Claimant” has the meaning set forth in Section 13.3(a).
          “Closing” has the meaning set forth in Section 9.1.
          “Closing Date” has the meaning set forth in Section 9.2.
          “Closing Date Payment” has the meaning set forth in Section 2.2(e).
          “Closing Failure Breach” has the meaning set forth in Section 12.3.
          “Code” has the meaning set forth in Section 12.16.
          “Collective Bargaining Agreements” has the meaning set forth in Section 3.12.

          “Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement; provided that Seller shall have no obligation to expend any out-of-pocket amounts or incur any liabilities in connection with the transfer of any Real Property Interest or Assigned Contract (other than a Material Contract) to Buyer.
          “Completion Date” has the meaning set forth in Section 6.3(k)(ii).
          “Confidentiality Agreement” has the meaning set forth in Section 6.1(a).
          “Contract” means any agreement, contract, franchise, license or lease, including all amendments, modifications and supplements thereto.
          “CPT” means prevailing local time in Houston, Texas.
          “Current Tax Year” has the meaning set forth in Section 11.2.
          “Data” has the meaning set forth in Section 6.1(a).
          “Deposit” has the meaning set forth in Section 2.2(d).
          “Deposit Return Event” means the occurrence of any of the following:
               (i) this Purchase Agreement is terminated pursuant to Section 9.5(a), Section 9.5(b) or Section 9.5(d);
               (ii) this Purchase Agreement is terminated by Seller pursuant to Section 9.5(e) or Section 9.5(g); provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement; or
               (iii) this Purchase Agreement is terminated by Buyer pursuant to Section 9.5(h) or Section 9.5(i).
          “Differences or Conflicts” has the meaning set forth in Section 10.5(b).
          “Dollar” and “$” means the lawful currency of the United States of America.
          “DTW Pipeline System” has the meaning set forth in the Recitals.
          “Employee Transfer Date” means (i) the Closing Date, in the case of all Stage 1 Employees, and (ii) the Ohio Transition Date, in the case of all Stage 2 Employees.

          “Employees” means, collectively, all Stage 1 Employees and all Stage 2 Employees.
          “Environmental Law” means all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any Hazardous Substances as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.
          “Environmental Losses” means all Losses which result from, relate to or arise out of any liabilities or investigatory, corrective or remedial obligations under Environmental Law.
          “Equipment” has the meaning set forth in the Recitals.
          “Estimated Additive Purchase Price” has the meaning set forth in Section 2.2(b).
          “Excluded Assets” means those assets listed on the Excluded Assets Schedules attached hereto, all Third Party IP Contracts, all Intellectual Property owned by the BP Group, all ROW Interests which by their express terms may not be assigned or transferred to Buyer, the Inventory, and any other asset that is not expressly a Purchased Asset under the terms of this Purchase Agreement; provided that, for the avoidance of doubt and as set forth on the Excluded Assets Schedules, the Excluded Assets shall not include any asset listed specifically, and not merely described generically, on the Terminals Schedules, the Pipelines Schedules, the Equipment Schedules or the Assigned Contracts Schedules.
          “Excluded Employees” has the meaning set forth in Section 6.3(c)(i).
          “Excluded Liabilities” means (i) those liabilities arising out of any Excluded Assets, (ii) any liabilities of Seller arising out of or resulting from claims by any Employees against Seller relating to the Employees’ employment with Seller, to the extent attributable to any period of time prior to the Closing Date, and (iii) those liabilities listed on the Excluded Liabilities Schedules attached hereto.
          “Fair Market Value” means, for all purposes under this Purchase Agreement (other than any allocation of the Base Price or the Purchase Price for accounting or tax purposes), (a) with respect to any Purchased Assets listed on Schedule 2.2(f), the amount set forth beside such Purchased Assets as listed therein, if applicable; or (b) with respect to any Purchased Assets not listed on Schedule 2.2(f), the fair market value of the applicable Purchased Assets, as determined under the procedure set forth in

Section 9.4 as of the time immediately prior to the occurrence of the event requiring such determination (whether or not due to a Major Loss).
          “FERC” means the U.S. Federal Energy Regulatory Commission, or any successor agency.
          “Filing Date” has the meaning set forth in Section 6.3(f).
          “Final Completion” means the completion of the Work for the River Rouge Separation Projects in accordance with the Scope of Work and consistent with Prudent Industry Practices.
          “Fundamental Representation” means (i) in the case of Seller, the representations and warranties contained in Sections 3.1, 3.2, 3.4(a), and 3.9 and (ii) in the case of Buyer, the representations and warranties contained in Sections 4.1, 4.2, 4.4(a) and 4.7.
          “Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.
          “Hazardous Substances” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radionuclides, lead, mercury, noise or radiation.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
          “Indemnified Party” has the meaning set forth in Section 10.5(a).
          “Indemnifying Party” has the meaning set forth in Section 10.5(a).
          “Independent Engineer” has the meaning set forth in Section 6.3(k)(iv).
          “Initial Bid Package” has the meaning set forth in Section 5.3(a).
          “Intellectual Property” means trade marks, service names, trade names, logos, patents, utility models, supplementary protection certificates, inventions, trade secrets, know-how, designs, design rights, copyrights, database rights, domain names and URLs, all technical information, software to the extent any of the foregoing are represented, embedded or embodied within such software, and all other proprietary rights (whether or not the same are registered or capable of registration) anywhere in the world and all applications for, or for the protection of, any of the foregoing and all rights (including licenses) under or in the above.

          “Inventory” means all physical inventories of pipeline fill and storage tank inventories (including all tank heels, but excluding the Purchased Additives and the Purchased Terminal Linefill) in all pipelines and tanks constituting Purchased Assets.
          “Joint Basin Corporation” has the meaning set forth in the Recitals.
          “Joint Basin Shares” has the meaning set forth in the Recitals.
          “Knowledge” means the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1.
          “Leave” has the meaning set forth in Section 6.3(c)(i).
          “Losses” means (i) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations, Taxes and liens, and (ii) with respect to contesting and defending any Third Party Action (but for the avoidance of doubt, not with respect to any claim asserted by one Party against the other Party), costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).
          “Lower V Pipeline System” has the meaning set forth in the Recitals.
          “Lower V System Tariffs” has the meaning set forth in Section 6.3(j)(i).
          “Lower V System Terminals” means the Sugar Creek Terminal, together with the Terminal Facilities located in: Cedar Rapids, Iowa; Ottumwa, Iowa; Council Bluffs, Iowa; and Des Moines, Iowa; as each of such Terminal Facilities are described in the Terminals Schedules.
          “Major Loss” means any damage, destruction or other casualty losses with respect to the assets comprising the Purchased Terminal Facilities and the Purchased Pipeline Systems arising between the date hereof and the Closing that individually or in the aggregate has an estimated Repair Cost (as reasonably determined by Seller) of more than $7,500,000.
          “Major Loss Deductible” means the amount of $5,000,000.
          “Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to (a) the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, as operated by Seller in the Ordinary Course of Business, or (b) Seller’s ability to consummate the transactions contemplated by this Purchase Agreement; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect (except, in the case of clauses (iii), (iv), (v), and (vii) below, inclusive, to the extent any associated adverse impact is disproportionately greater than the impact on similarly situated assets or similarly situated businesses in the local geographic region): (i) general economic conditions or changes therein; (ii) fluctuations in the financial, credit, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index or changes in interest rates); (iii) conditions affecting any or all of the international, national, regional or local oil or petroleum products production, transportation, distribution, refining, terminaling or retail industries or systems unless solely affecting the Purchased Assets; (iv) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of Seller including the Purchased Assets; (v) any changes in tax, securities or other laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action, omission, change, effect, circumstance or condition set forth in this Purchase Agreement or any ancillary agreements or attributable to the execution, performance or announcement of this Purchase Agreement or any ancillary agreements or the transactions contemplated hereby or thereby; (vii) national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) earthquakes, hurricanes or similar catastrophes, or weather or any weather related event, or any other act of God; (ix) the public disclosure of this Purchase Agreement, the transactions contemplated hereunder or the identity or involvement by Buyer or any of its Affiliates therewith; (x) changes in Seller’s or the BP Group’s credit rating, or the failure of the Purchased Assets to meet projections or forecasts, whether internal or maintained by analysts; (xi) a Major Loss with respect to which, in accordance with Section 9.3, Seller has either elected to take one of the actions described in Sections 9.3(a)(i) through (iii), respectively, and if with respect to which Seller has elected to Repair, Seller is diligently proceeding to Repair and reasonably estimates that such Repair will be completed within one hundred eighty (180) days; (xii) an amendment, expiration or breach of an Assigned Contract other than a Material Contract; or (xiii) any action or omission required or permitted to be taken or omitted to be taken by Seller pursuant to this Purchase Agreement or which is otherwise taken or omitted to be taken with the prior consent of Buyer.
          “Material Contract” means any Assigned Contract listed on the Material Contracts Schedules.
          “Midwest Transition Services Agreement” means an agreement, substantially in the form attached hereto as Exhibit G-1, which sets forth the terms and conditions under which Seller shall provide to Buyer certain transition services related to the Lower V Pipeline System, the DTW Pipeline System, and the River Rouge Line Terminals after the Closing as described therein.
          “Northern Ohio Pipeline Systems” means, collectively, the respective Pipeline Systems running from: (i) the Bradley Road Tank Farm and Pipeline Station located in Cleveland, Ohio, to 49th Street Station located in Cleveland, Ohio; (ii) the Mogadore Tank Farm and Pipeline Station, located in Mogadore, Ohio, to the Terminal Facility located in Niles, Ohio described in the Terminals Schedules; and (iii) Toledo Station, a point near the BP-Husky Toledo Refinery located in Toledo, Ohio, to West Toledo Station located in western Toledo, Ohio; as each of the such Pipeline Systems are described in the Pipelines Schedules.
          “Northern Ohio System Tariffs” has the meaning set forth in Section 6.3(j)(i).
          “Notice of Modification” has the meaning set forth in Section 6.1(c)(i).
          “Objection Notice” has the meaning set forth in Section 9.3(c).
          “Ohio Transition Date” means 12:01 a.m. CPT on the effective date on which Seller ceases responsibility for providing all “Transition Services” under the Ohio Transition Services Agreement at the end of the “TSA Term” (as such terms are used and defined in the Ohio Transition Services Agreement).
          “Ohio Transition Services Agreement” means an agreement, substantially in the form attached hereto as Exhibit G-2, which sets forth the terms and conditions under which Seller shall provide to Buyer certain transition services related to certain Terminal Facilities and the Pipeline Systems located in the State of Ohio (for the avoidance of doubt, excluding the Terminal Facility located in Sciotoville, Ohio, described in the Terminals Schedules, and each of Mogadore Tank Farm and Pipeline Station, Bradley Road Tank Farm and Pipeline Station, and Fostoria Tank Farm and Pipeline Station as such locations are described in the Pipelines Schedules, among others) after the Closing as described therein.
          “Ordinary Course of Business” means, with respect to the operation by Seller of the Purchased Assets, the operation thereof consistent with Prudent Industry Practices during the twelve-month period ending on the date hereof (including as such Prudent Industry Practices may have been changed, modified, supplemented or eliminated during such period) with respect to the operation thereof; provided that, for purposes of this Purchase Agreement, “Ordinary Course of Business” includes all reasonably necessary actions consistent with Prudent Industry Practices taken in connection with, in contemplation of or in preparation for the sale of the Purchased Assets, the Closing and any other transaction contemplated by this Purchase Agreement.
          “Owned Property” has the meaning set forth in the Recitals.
          “Party” and “Parties” have the meaning set forth in the Preamble.
          “Permitted Liens” means: (i) such items as are set forth on the Permitted Liens Schedules attached hereto or the other Schedules attached hereto; (ii) mechanics’ and other liens for charges associated with labor, materials or supplies arising or incurred in the Ordinary Course of Business; (iii) liens arising under conditional sales contracts and equipment leases with Third Parties entered into in the Ordinary Course of Business; (iv) liens for current Taxes, assessments and other governmental levies, fees and charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith; (v) liens relating to environmental or safety conditions; (vi) as to the Real Property Interests, any easements, rights-of-way, covenants, conditions, restrictions, reservations, exceptions, and other encumbrances that do not, individually or in the aggregate, materially adversely impair the continued use, occupancy, and operation of the assets to which they relate in connection with the operation of the Purchased Terminal Facilities and the Purchased Pipeline Systems by Seller in the Ordinary Course of Business; (vii) any condition that would be shown on an accurate survey or upon personal inspection of the Owned Property or the property subject to the ROW Interests; (viii) any existing leases, licenses and other similar agreements and instruments relating to the use or occupancy of the Real Property Interests, the Purchased Terminal Facilities or the Purchased Pipeline Systems that do not, individually or in the aggregate, materially adversely impair the continued use, occupancy, and operation of the assets to which they relate in connection with the operation of the Purchased Terminal Facilities and the Purchased Pipeline Systems by Seller in the Ordinary Course of Business; (ix) the terms and conditions of any Real Property Interests; (x) any federal, state, local, tribal and foreign statutes, rules, regulations, ordinances and other laws, and all licenses, permits, special permits, variances and similar instruments, relating to zoning, building, fire, health, pollution control or the environment or otherwise regulating the use of any Real Property Interests; (xi) the rights of the owners of outstanding oil, gas and mineral interests and/or their lessees to explore for, drill, extract, produce and develop oil, gas and minerals in, on and under the lands associated with the Real Property Interests, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise such rights; and (xii) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer.
          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.
          “Pipeline Systems” has the meaning set forth in the Recitals.
          “Prudent Industry Practices” means any of those lawful practices, methods and acts generally engaged in or approved by the pipeline and terminaling industries (as applicable) in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of implementation, could have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition applicable to health, safety, security and environmental procedures. “Prudent Industry Practice” is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include acceptable practices, methods and acts generally engaged in or approved by the pipeline and terminaling industries (as applicable) in the United States.

          “Purchase Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.
          “Purchase Price” has the meaning set forth in Section 2.2(a)(i).
          “Purchased Additives” means certain inventories of generic additives owned by Seller located at the Terminal Facilities as set forth on Exhibit T attached hereto.
          “Purchased Assets” means, collectively, the Purchased Terminal Facilities and the Purchased Pipeline Systems, together with the Assigned Contracts, the Books and Records, the Purchased Additives, and the Purchased Terminal Linefill.
          “Purchased Pipeline Systems” means, collectively, the Pipeline Systems, together with the Equipment and Real Property Interests related to such Pipeline Systems as set forth on the Schedules attached hereto, excluding the Excluded Assets.
          “Purchased Terminal Facilities” means, collectively, the Terminal Facilities, together with the Equipment and Real Property Interests related to such Terminal Facilities as set forth on the Schedules attached hereto, excluding the Excluded Assets.
          “Purchased Terminal Linefill” means all physical inventories of pipeline fill in the manifold to tank, tank to pump, and pump to load rack pipeline segments included within each Terminal Facility.
          “Real and Personal Property Taxes” has the meaning set forth in Section 11.2.
          “Real Property Interests” has the meaning set forth in the Recitals.
          “Remediation and Monitoring Projects” means the environmental remediation and monitoring projects set forth on Schedule 6.2(d).
          “Repair” means, in the context of a Major Loss, to repair the damage, destruction or other casualty losses giving rise to such Major Loss, and, to the extent the facts and circumstances giving rise to such Major Loss also result in the release of any Hazardous Substances, “Repair” shall include the taking of any remedial, removal, clean-up, or corrective action required under Environmental Law to cure any such release.
          “Repair Cost” means the cost required to Repair a Major Loss, as reasonably determined by Seller.
          “Respondent” has the meaning set forth in Section 13.3(a).
          “Restricted Information” means all information concerning the BP Group, this Purchase Agreement, the Joint Basin Shares, the Purchased Assets or the Assumed

Liabilities (other than any such information that is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 6.2(a)).
          “River Rouge Line” means the BP Group’s refined products pipeline running from the BP Whiting Refinery located near Whiting, Indiana, to the Terminal Facility located in River Rouge, Michigan described in the Terminals Schedules, which connects to the River Rouge Line Terminals.
          “River Rouge Line Tariffs” has the meaning set forth in Section 6.3(j)(ii).
          “River Rouge Line Terminals” means, collectively, the Terminal Facilities located in: South Bend, Indiana; Jackson, Michigan; Dearborn, Michigan; and River Rouge, Michigan; as each of such Terminal Facilities are described in the Terminals Schedules.
          “River Rouge Separation Project Losses” means all Losses which result from or arise out of the Work that a Party performs, or causes to be performed, to complete the River Rouge Separation Projects in accordance with Section 6.3(k).
          “River Rouge Separation Projects” means the engineering and construction projects set forth on Exhibit R required to separate the River Rouge Line from the River Rouge Line Terminals as described in the Scope of Work.
          “ROW Interests” has the meaning set forth in the Recitals.
          “Scope of Work” has the meaning set forth in Section 6.3(k)(i).
          “Seller” has the meaning set forth in the Preamble.
          “Seller Group” has the meaning set forth in Section 10.1(b).
          “Seller Severance Plan” has the meaning set forth in Section 6.3(c)(xii).
          “Seller Vacation Policy” has the meaning set forth in Section 6.3(c)(viii).
          “Stage 1 Employees” means all employees of Seller and its Affiliates employed in the operation of the Purchased Terminal Facilities and the Purchased Pipeline Systems as listed on Schedule 6.3(c)(i)(A), other than the Stage 2 Employees.
          “Stage 2 Employees” means all employees of Seller and its Affiliates employed in the operation of the Purchased Terminal Facilities and the Purchased Pipeline Systems located in the State of Ohio (except for the Terminal Facility located in Sciotoville, Ohio, as described in the Terminals Schedules) as listed on Schedule 6.3(c)(i)(A).
          “Sugar Creek Terminal” means the Terminal Facility located in Sugar Creek, Missouri, as described in the Terminals Schedules.

          “Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment or related to any tax return or tax filing, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement.
          “Terminal Facilities” has the meaning set forth in the Recitals.
          “Terminal TAS Transition Services Agreement” means an agreement, substantially in the form attached hereto as Exhibit G-3, which sets forth the terms and conditions under which Seller shall provide to Buyer certain transition services related to the transition of the terminal automation systems at the Terminal Facilities to Buyer’s telecommunications network after the Closing as described therein.
          “Termination Date” means the later to occur of (a) December 31, 2011, (b) the date to which the Termination Date is extended under the provisions of Section 9.3(b), if applicable, (c) one hundred twenty (120) days after the date on which the Parties receive a second request from the relevant agencies under the HSR Act, if any, in connection with the filing made pursuant to Section 6.3(f) (but in any event, no earlier than December 31, 2011), or (d) such other date as the Parties may mutually agree to in writing.
          “Third Party” means any Person other than Seller or Buyer, and their respective Affiliates.
          “Third Party Action” has the meaning set forth in Section 10.5(a).
          “Third Party IP Contracts” means Contracts pursuant to which a member of the BP Group derives the right to possess and use Intellectual Property owned by any Third Party.
          “Transferred Employees” has the meaning set forth in Section 6.3(c)(ii).
          “Transition Services Agreements” means, collectively, the Midwest Transition Services Agreement, the Ohio Transition Services Agreement, and the Terminal TAS Transition Services Agreement.
          “WARN Obligations” has the meaning set forth in Section 6.3(c)(ix).
           “Work” has the meaning set forth in Section 6.3(k)(i).
           1.1(b) Other Definitional Provisions.
               (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

               (ii) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
               (iii) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.
               (iv) Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.
               (v) Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”
               (vi) All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.
ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED ASSETS
     2.1 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (i) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller’s right, title and interest to the Purchased Assets and the Joint Basin Shares, (ii) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.3, and (iii) Buyer shall assume the Assumed Liabilities.
     2.2 Purchase Price; Capital Expenditures; Deposit; Payment of Purchase Price.
          2.2(a) Purchase Price.
               (i) The total purchase price to be paid by Buyer to Seller in consideration for the Purchased Assets (other than the Purchased Additives) and the Joint Basin Shares shall be (i) $165,000,000 (the “Base Price”), plus (ii) the amount of any Capital Expenditures between the date hereof and the Closing Date (the sum of clauses (i) and (ii), the “Purchase Price”), and shall be payable as set forth in this Section 2.2.
               (ii) The total purchase price to be paid by Buyer to Seller in consideration for the Purchased Additives (the “Additive Purchase Price”) shall be the amount of the sum of, for each applicable additive included in the Purchased Additives, the quantity of the inventory volume of each such Purchased Additive (as measured as of the Closing Date in accordance with the inventory measurement and close out procedures set forth on Exhibit S) as multiplied by the price set forth beside each such Purchased Additive on Exhibit T attached hereto.

          2.2(b) Purchased Additives. Exhibit T sets forth Seller’s good faith estimate as of the date hereof of the amount of the inventory volume for each Purchased Additive, and sets forth the price payable by Buyer for each inventory of such Purchased Additives hereunder. Five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer an update to Exhibit T setting forth Seller’s good faith estimate as of such date of the amount of the inventory volume for each Purchased Additive (and setting forth the same price payable by Buyer for each inventory of such Purchased Additives hereunder). The price payable for the Purchased Additives at the Closing by Buyer shall be the amount of the sum of, for each applicable additive included in the Purchased Additives, the quantity of Seller’s good faith estimate of the inventory volume of each such Purchased Additive set forth on such updated form of Exhibit T as multiplied by the price set forth beside each such Purchased Additive on Exhibit T (the “Estimated Additive Purchase Price”). Within one hundred twenty (120) days after the Closing Date, Seller shall deliver to Buyer a final statement setting forth the actual Additive Purchase Price payable by Buyer hereunder, based on the actual amount of the inventory volume of each such Purchased Additive as measured as of the Closing Date in accordance with the inventory measurement and close out procedures set forth on Exhibit S. If (i) the actual Additive Purchase Price payable for the Purchased Additives is greater than the Estimated Additive Purchase Price paid by Buyer at the Closing for such Purchased Additives, then Buyer shall pay to Seller in immediately available funds the amount of the resulting difference within five (5) Business Days after its receipt of such statement, and (ii) the actual Additive Purchase Price payable for the Purchased Additives is less than the Estimated Additive Purchase Price paid by Buyer at the Closing for such Purchased Additives, then Seller shall pay to Buyer in immediately available funds in the amount of the resulting difference within five (5) Business Days after Buyer’s receipt of such statement.
          2.2(c) Capital Expenditures. Three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s good faith estimate of the aggregate amount of all Capital Expenditures between the date hereof and the Closing Date, which shall be the amount payable by Buyer for Capital Expenditures at the Closing. Within one hundred twenty (120) days after the Closing Date, Seller shall deliver to Buyer a final statement setting forth the actual amount payable by Buyer for such Capital Expenditures. If (i) the actual amount payable by Buyer for such Capital Expenditures is greater than the estimated amount paid by Buyer for such Capital Expenditures at the Closing, then Buyer shall pay to Seller in immediately available funds the amount of the resulting difference within five (5) Business Days after its receipt of such statement, and (ii) the actual amount payable by Buyer for such Capital Expenditures is less than the estimated amount paid by Buyer for such Capital Expenditures at the Closing, then Seller shall pay to Buyer in immediately available funds the amount of the resulting difference within five (5) Business Days after Buyer’s receipt of such statement.
          2.2(d) Deposit and Signing Date Deliverables. Contemporaneously with execution of this Purchase Agreement, Buyer shall deliver a payment to Seller (or Seller’s designee) in immediately available funds, by wire transfer to an account designated by Seller, of a non-refundable deposit against the Purchase Price in an amount equal to ten percent (10%) of the Base Price (the “Deposit”). The Deposit shall be non-refundable unless a Deposit Return Event has occurred, in which event Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit.
          2.2(e) Closing Date Payment. On the Closing Date, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount equal to the Base Price, (i) plus Seller’s good faith estimate of the aggregate amount of all Capital Expenditures between the date hereof and the Closing Date delivered under Section 2.2(c), (ii) minus the amount of the Deposit, (iii) plus Buyer’s share of any Real and Personal Property Taxes for the Current Tax Year payable in accordance with Section 11.2, (iv) plus the Estimated Additive Purchase Price (the “Closing Date Payment”).
          2.2(f) Bifurcation of Purchase Agreement.
               (i) If, prior to the Filing Date, the Parties reasonably believe that the Closing conditions set forth in Section 7.3 and Section 8.3 will not be able to be satisfied within thirty (30) days after the Filing Date with respect to the purchase and sale of a portion of the Purchased Assets (but that all Closing conditions set forth in Article 7 and Article 8 are likely to be satisfied or waived by such date with respect to all other Purchased Assets), then, notwithstanding anything in this Purchase Agreement to the contrary, unless prohibited by a Governmental Authority, (y) the Parties shall, acting reasonably and in good faith, agree on any necessary amendments or other modifications to this Purchase Agreement, the Schedules and Exhibits attached hereto in order to reflect the exclusion of such portion of the Purchased Assets (the “Carved-Out Assets”) and all Assumed Liabilities related thereto (together with the Carved-Out Assets, the “Carved-Out Assets and Liabilities”) from this Purchase Agreement; and (z) any amendment to this Purchase Agreement for the purpose of excluding Carved-Out Assets and Liabilities shall reflect the following: (A) the Base Price will be reduced by the Fair Market Value associated with the Carved-Out Assets; (B) the Closing Date Payment will be reduced to account for the exclusion of Capital Expenditures, Purchased Additives and Real and Personal Property Taxes, in each case included in or associated with the Carved-Out Assets and Liabilities; and (C) the Deposit shall be reduced by an amount equal to 10% of the Fair Market Value associated with the Carved-Out Assets (but Seller shall not be required to refund any amount to Buyer in connection with such reduction).
               (ii) As soon as reasonably practicable following the execution of any amendment to this Purchase Agreement for the purpose of excluding Carved-Out Assets and Liabilities pursuant to Section 2.2(f)(i), the Parties shall enter into a separate purchase agreement with respect to the Carved-Out Assets and Liabilities, which agreement shall be substantially in the form of this Purchase Agreement, including its Schedules and Exhibits, in each case as modified by the Parties, acting reasonably and in good faith, to apply solely to the Carved-Out Assets and Liabilities. Such purchase agreement shall reflect the following: (x) the Base Price shall be the Fair Market Value associated with the Carved-Out Assets and Liabilities; (y) the Closing Date Payment will include all Capital Expenditures, Purchased Additives and Real and Personal Property Taxes, in each case included in or associated with the Carved-Out Assets and Liabilities; and (z) the Deposit shall equal 10% of the Fair Market Value associated with the Carved-Out Assets.
     2.3 Instruments of Conveyance, Transfer, and Assumption. At the Closing, Seller and Buyer shall deliver to one another duly executed copies of the following instruments:
          2.3(a) A bill of sale, substantially in the form attached hereto as Exhibit B, whereby Seller conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Purchased Assets (other than the Real Property Interests and the Assigned Contracts) subject to the terms contained herein and therein;
          2.3(b) One or more quitclaim deeds, executed and acknowledged by Seller (or Seller’s Affiliate), granting and conveying to Buyer all of Seller’s (or Seller’s Affiliate’s) right, title and interest in and to the Owned Property, which deeds shall be substantially in the form attached hereto as Exhibit C, adapted as necessary to conform to local requirements to render such grant and conveyance effective and to render such deeds recordable;
          2.3(c) One or more agreements by and under which Seller (or Seller’s Affiliate) shall assign and convey to Buyer, and Buyer shall accept and assume, all of Seller’s (or Seller’s Affiliate’s) right, title and interest in and to the ROW Interests (subject to, and to the extent permitted under, the terms of the terms and conditions of the instruments granting or creating the ROW Interests) which agreements shall be substantially in the form attached hereto as Exhibit D, adapted as necessary to conform to local requirements to render such assignment, conveyance, acceptance and assumption effective and to render such agreement recordable;
          2.3(d) An assignment and assumption agreement, substantially in the form attached hereto as Exhibit E, which sets forth the terms and conditions under which Seller (or Seller’s Affiliate) shall assign and Buyer shall accept and assume the Assumed Liabilities and the Assigned Contracts;
          2.3(e) An assignment and conveyance agreement, the form of which is attached hereto as Exhibit F, whereby Seller’s Affiliate shall convey and transfer to Buyer all of such Affiliate’s right, title and interests in and to the Joint Basin Shares, subject to the terms contained herein and therein;
          2.3(f) The Transition Services Agreements;
          2.3(g) Connection agreements, substantially in the forms attached hereto as Exhibits H-1 and H-2, which set forth the terms and conditions under which the Lower V Pipeline System shall interconnect with certain terminal and pipeline station facilities located in Dubuque County, Iowa, and Sullivan County, Missouri, retained by Seller;
          2.3(h) License agreements, substantially in the form attached hereto as Exhibit H-3, which set forth the terms and conditions under which (i) Buyer will grant to Seller (or Seller’s Affiliate), with respect to that certain pump station area known as Dubuque Station (as the same is described in the Pipelines Schedules), and (ii) Seller will grant to Buyer (or Buyer’s Affiliate), with respect to that certain pump station area known as Milan Station (as such pump station is described in the Pipelines Schedules), in the case of each of clauses (i) and (ii), respectively, certain rights to access and use certain parcels of land which the applicable grantor owns at such location and to install, operate and maintain certain pipelines, equipment and related surface facilities thereon after the Closing Date as described therein;
          2.3(i) A lease agreement, substantially in the form attached hereto as Exhibit I, which sets forth the terms and conditions under which Buyer shall lease to Seller truck parking and office space at the Terminal Facility located in Sacramento, California (as described in the Terminals Schedules) after the Closing Date as described therein;
          2.3(j) A warehouse lease agreement, substantially in the form attached hereto as Exhibit J, which sets forth the terms and conditions under which Buyer shall lease to Seller portions of a warehouse building, office space and parking at the Sugar Creek Terminal after the Closing Date as described therein;
          2.3(k) A license agreement, substantially in the form attached hereto as Exhibit K, which sets forth the terms and conditions under which Seller shall grant Buyer the right to access and use certain parcels of land which Seller owns adjacent to the Sugar Creek Terminal, and to operate and maintain certain portions of the Sugar Creek Terminal and related Equipment located thereon after the Closing Date as described therein;
          2.3(l) One or more easement agreements, substantially in the form attached hereto as Exhibit L, which set forth the terms and conditions under which Seller shall grant to Buyer easements with respect to certain portions of the Pipeline Systems which traverse certain parcels of land which Seller owns adjacent to the Sugar Creek Terminal;
          2.3(m) A utility easement and services agreement, substantially in the form attached hereto as Exhibit M, which sets forth the terms and conditions under which Buyer shall grant to Seller an easement at the Sugar Creek Terminal and provide related utility and remediation services after the Closing Date as described therein;
          2.3(n) Terminal storage and handling agreements, substantially in the forms attached hereto as Exhibits N-1 through N-4, which set forth the terms and conditions under which Buyer will provide services to Seller for the receipt, storage, throughput, custody, and delivery of refined products at the Terminal Facilities after the Closing Date as described therein;
          2.3(o) Requirements agreements, substantially in the forms attached hereto as Exhibits O-1 through O-4, which set forth the terms and conditions under which Buyer shall accept and transport all of Seller’s requirements of refined products on the Lower V Pipeline System in accordance with the Lower V System Tariffs and on the Northern Ohio Pipeline Systems in accordance with the Northern Ohio System Tariffs after the Closing Date as described therein;
          2.3(p) A right of first refusal agreement, substantially in the form attached hereto as Exhibit P, which sets forth the terms and conditions under which Buyer shall grant to Seller a right of first refusal to purchase the Lower V Pipeline System, the Lower V System Terminals, and the Terminal Facilities described in the Terminals Schedules located in Tampa, Florida, and River Rouge, Michigan, after the Closing Date as described therein;
          2.3(q) A properly executed statement from Seller (or the appropriate parent Affiliate, in the event that Seller is disregarded as an entity separate from its parent for federal income tax purposes on the Closing Date), dated as of the Closing Date, in a form reasonably acceptable to Buyer that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2);
          2.3(r) A closing certificate from Seller, which shall be substantially in the form attached hereto as Exhibit U, dated as of the Closing Date, executed by a duly authorized officer of Seller, attesting as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2;
          2.3(s) A closing certificate from Buyer, which shall be substantially in the form attached hereto as Exhibit U, dated as of the Closing Date, executed by a duly authorized officer of Buyer, attesting as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2;
          2.3(t) Shop leases, pipeline and surface site easements, and property access agreements, substantially in the forms attached hereto as Exhibits V-1 through V-3, as applicable, which set forth the terms and conditions under which Buyer will grant to Seller (or Seller’s Affiliate) certain leasehold, easement and other access rights with respect to certain property and assets retained by Seller (or Seller’s Affiliate) at each of the Terminal Facilities located in South Bend, Indiana, and Jackson, Michigan (as each of such Terminal Facilities are described in the Terminals Schedules), and with respect to the operation and maintenance by Seller’s Affiliate of certain portions of the River Rouge Line which traverse the parcels of land on which the River Rouge Line Terminals are situated, respectively, after the Closing Date as described therein; and
          2.3(u) Evidence of the resignations, effective as of the Closing Date, of the officers and directors of Joint Basin Corporation appointed by Seller’s Affiliate.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
          Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, any written disclosures made to Buyer prior to the Closing Date and any documents provided or made available to Buyer, and except as expressly set forth in the Schedules, Seller represents and warrants to Buyer as follows:
     3.1 Valid Organization. Seller is as of the date of this Purchase Agreement, and will be on the Closing Date, duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation, and is duly qualified or licensed to do business as a foreign entity in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
     3.2 Authorization. Seller has full power and authority to enter into this Purchase Agreement and carry out the transactions contemplated hereby. The execution and delivery of this Purchase Agreement, and all other documents required hereunder to be executed and delivered by Seller, and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Seller. This Purchase Agreement is, and each document required to be executed and delivered by Seller hereunder shall be, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
     3.3 Consents. Except (i) as set forth on Schedule 3.3, and (ii) with respect to any consents, approvals or notices that may be required in order for Seller to grant or assign any rights to any ROW Interests to Buyer, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Seller of its obligations under this Purchase Agreement nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3, (a) violate any provision of the constituent organizational documents of Seller; (b) violate, constitute a breach of or result in the creation or imposition of any lien or encumbrance upon the Purchased Assets (excluding the ROW Interests) under any agreement or commitment to which Seller is a party or by which Seller is bound or otherwise; or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Seller is subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.5 Title to the Purchased Assets; Joint Basin Shares; Encumbrance.
          3.5(a) Seller makes no representations or warranties with regard to title to the Purchased Assets, other than that (i) Seller has good and marketable title to the Purchased Assets constituting personal property, and (ii) the Purchased Assets are free and clear of all liens, security interests and encumbrances created by or through Seller other than Permitted Liens.
          3.5(b) Seller makes no representations or warranties with regard to the Joint Basin Shares or Joint Basin Corporation, other than that Seller’s Affiliate, Amoco Oil Holding Company, has good and valid title to the Joint Basin Shares free and clear of all liens, security interests and encumbrances created by such Affiliate of Seller, and such Joint Basin Shares are duly authorized, validly issued, fully paid, and nonassessable. Notwithstanding anything in this Purchase Agreement to the contrary, this Section 3.5(b) contains the sole and exclusive representations and warranties of Seller with respect to the Joint Basin Shares or Joint Basin Corporation.
     3.6 Compliance with Laws. To Seller’s Knowledge, the Purchased Assets and the operation thereof are in compliance with all laws, governmental regulations, orders and decrees, with respect to the operation of the Purchased Assets by Seller, except for violations, non-compliance or other matters, if any, which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.7 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to the Purchased Assets, before any arbitrator or Governmental Authority.
     3.8 Material Contracts. Seller has provided or made available to Buyer true and complete copies of each Material Contract (subject, in any event, to any obligations of confidentiality owed to Third Parties as set forth on Schedule 3.8). Seller is in compliance with, and is not in breach of, any term of any Material Contract, and to Seller’s Knowledge, no other party to any Material Contract is in breach of the terms thereof, except, in the case of any of the foregoing circumstances, to the extent any such breach or noncompliance would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect. Seller has not received as of the date hereof written notice of breach of any Material Contract that would reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.9 No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against any Buyer for any brokerage commission, finder’s fee or other similar payment.
     3.10 Permits. To the Knowledge of Seller, Seller owns, holds or lawfully uses in the operation of the Purchased Assets, all material permits, licenses and other authorizations from a Governmental Authority which are necessary for the ownership or operation of the Purchased Assets as currently owned or operated by Seller and its Affiliates. Such permits are valid and in full force and effect. Seller is not in violation of, or non-compliance with, any such permit, license or authorization, except to the extent such violation or noncompliance would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
     3.11 Taxes. Seller has filed in a timely manner all required federal, state and local income, sales, use, property and franchise tax returns with respect to the Purchased Assets, and has paid (except for amounts being diligently contested in good faith) all required Tax or similar assessments with respect to the Purchased Assets, except where any failure to file or pay any such Tax or assessment would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect. Buyer will not be subject to any Tax liability as a successor or transferee, including under section 1.1502-6 of the Treasury regulations promulgated under the Code or otherwise, as a result of purchasing the Purchased Assets.
     3.12 Labor Matters. Except as set forth on Schedule 3.12, as of the date hereof, neither Seller nor its Affiliates are a party to, nor is any of them currently negotiating, any collective bargaining or other labor union agreement applicable to any of the Employees (the “Collective Bargaining Agreements”). Seller has provided Buyer with true and complete copies of all Collective Bargaining Agreements. Except as set forth on Schedule 3.12, as of the date hereof, no unfair labor practice charges or representation petitions are pending before the National Labor Relations Board with regard to any of the Employees and no arbitration requests are pending under any Collective Bargaining Agreements.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Seller as follows:
     4.1 Valid Organization. Buyer is as of the date of this Purchase Agreement, and will be on the Closing Date, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date of any assignment of this Purchase Agreement to Buyer’s wholly-owned Affiliate in accordance with Section 12.6 and as of the Closing Date, such Affiliate will be duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of formation or organization. As of the Closing, Buyer or its wholly-owned Affiliate to which this Purchase Agreement has been assigned in accordance with Section 12.6, will be duly qualified or licensed to do business in all States where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.
     4.2 Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement, to carry out the transactions contemplated hereby and to acquire and own the Purchased Assets and the Joint Basin Shares. The execution and delivery of this Purchase Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Buyer. This Purchase Agreement is, and each document required to be executed and delivered by Buyer hereunder shall be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
     4.3 Consents. Except as set forth on Schedule 4.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby.
     4.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement, nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth in Schedule 4.3: (a) violate any provision of the constituent organizational documents of Buyer; or (b) to the knowledge of Buyer, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which it is bound.
     4.5 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or its Affiliates before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.
     4.6 Financing. Buyer has and, as of the Closing, will have sufficient cash in immediately available funds or committed financing to pay the Purchase Price, the Additive Purchase Price, and the Closing Date Payment, and to consummate the transactions contemplated by this Purchase Agreement, including when and as required by the terms of this Purchase Agreement.
     4.7 No Broker. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against the BP Group for any brokerage commission, finder’s fee or other similar payment.
     4.8 No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that any representation or warranty of Seller contained in this Purchase Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.
ARTICLE 5
PROPERTY TO BE SOLD “AS IS, WHERE IS”; CERTAIN DISCLAIMERS
     5.1 “AS IS, WHERE IS”. SELLER SHALL CONVEY TO BUYER THE PURCHASED ASSETS, THE JOINT BASIN SHARES, AND CUSTODY OF THE INVENTORY, ALL IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. BUYER AGREES TO ACCEPT THE PURCHASED ASSETS, THE JOINT BASIN SHARES, AND CUSTODY OF THE INVENTORY “AS-IS”, “WHERE-IS” IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED) OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN ARE EXCLUDED. SELLER AND THE OTHER MEMBERS OF THE BP GROUP DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO THE PURCHASED ASSETS, THE JOINT BASIN SHARES, JOINT BASIN CORPORATION, THE ASSETS AND LIABILITIES OF JOINT BASIN CORPORATION, CUSTODY OF THE INVENTORY OR THE ASSUMED LIABILITIES. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO INSPECT THE PURCHASED ASSETS AND CONDUCT WHATEVER INVESTIGATION IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS PURCHASE AGREEMENT.

     5.2 Title to Real Property Interests. Buyer acknowledges that Seller makes no warranty or representation, either express or implied, (i) as to title to, or any encumbrances of or on, the Real Property Interests, except as specified in Section 3.5(a) of this Purchase Agreement, or (ii) as to the completeness or contiguity of the Terminal Facilities, the Pipeline Systems or the land, leases, easements, rights-of-way, permits, licenses and other interests comprising the Real Property Interests. Except as specified in Section 3.5(a) of this Purchase Agreement, Seller shall not be responsible nor liable to Buyer in any manner, nor in any sum whatsoever, for any want or failure of title or right to grant Buyer any right, claim or benefit arising under the Real Property Interests. Seller shall provide or cause to be provided for inspection, at Buyer’s request, any instruments and conveyances in Seller’s possession or control which evidence Seller’s right, title and interest in and to the Real Property Interests.
     5.3 Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:
          5.3(a) Buyer expressly acknowledges that none of Seller, any of the other members of the BP Group or any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Purchased Assets, the Joint Basin Shares, Joint Basin Corporation, the assets of Joint Basin Corporation, or the Assumed Liabilities, except as expressly set forth in this Purchase Agreement or the Exhibits and Schedules hereto, and Buyer further agrees that none of Seller, any of the other members of the BP Group or any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, including the confidential information memoranda for the Purchased Assets dated November 2010 (the “Initial Bid Package”), and any information, document or material made available to Buyer in certain data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information; and
          5.3(b) Buyer expressly acknowledges (i) the disclaimers of the BP Group, including those set forth in Sections 5.1, 5.2 and 5.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by the BP Group to Buyer Group, including any such information contained in the Initial Bid Package and any information, document or material made available to Buyer Group in certain data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, neither Seller nor any other member of the BP Group makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
ARTICLE 6
OBLIGATIONS OF THE PARTIES
     6.1 Covenants of Seller. Seller hereby covenants and agrees with Buyer that:
          6.1(a) Pre-Closing Access and Information. Subject to the provisions of that certain Confidentiality Agreement between Buyer and BP Products North America Inc. dated October 28, 2010 (the “Confidentiality Agreement”) and upon reasonable notice, Seller shall use Commercially Reasonable Efforts to provide to Buyer, or cause to be provided to Buyer, access during normal business hours at a location selected by Seller in its sole discretion throughout the period between the date of this Purchase Agreement and the Closing Date to: (i) the Purchased Assets (including by providing reasonable access to the “Group A Terminals,” as defined in the form of the Terminal TAS Transition Services Agreement attached hereto as Exhibit G-3, to Buyer’s telecommunications vendors as reasonably requested by Buyer to enable Buyer’s proprietary telecommunications facilities and connections to be installed prior to the Closing Date at such applicable Purchased Terminal Facilities); and (ii) the Books and Records and other data and information relating exclusively to or used exclusively in connection with the operations of the Purchased Terminal Facilities and the Purchased Pipeline Systems in Seller’s possession or control (as set forth in this clause (ii), “Data”); provided that, Buyer shall not have the right to conduct any environmental sampling or testing at or around the Purchased Assets. During this period, Seller shall use Commercially Reasonable Efforts to furnish to, or cause to be furnished to, Buyer and its representatives all Data which may reasonably be requested by Buyer and shall use Commercially Reasonable Efforts to make available, or cause to be made available, such personnel of Seller during normal business hours as may reasonably be requested for the furnishing of such Data; and further provided that Data shall not include any (x) data or information relating to BP Group operations or businesses other than the Purchased Assets, or (y) data or information subject to legal privilege or obligations of confidentiality owed to Third Parties. During this period, Buyer shall not contact or communicate with any employees of the BP Group, or any customers of, distributors of or suppliers of the Purchased Terminal Facilities or the Purchased Pipeline Systems without Seller’s prior written consent, except in Buyer’s ordinary course of business.
6.1(b) Conduct of Business. From the date hereof until the Closing Date, Seller shall operate the Purchased Terminal Facilities and the Purchased Pipeline Systems in the Ordinary Course of Business or as otherwise contemplated by this Purchase Agreement. Without limiting the generality of the foregoing and except as otherwise expressly required by this Purchase Agreement or as consented to in writing by Buyer, during the period from the date of this Purchase Agreement to the Closing Date, Seller:
               (i) will not terminate or amend in any material respect any Assigned Contract (except for termination in accordance with the terms of such Assigned Contract);
               (ii) will not abandon or sell any Real Property Interest other than in the Ordinary Course of Business;
               (iii) will pay all Taxes imposed on Seller or the Purchased Assets when due and payable and timely file all Tax returns required to be filed during such period (other than with respect to any sales, transfer or other Taxes which are the responsibility of Buyer under Section 11.1);
               (iv) will not enter into any new Contracts that would be binding upon Buyer or affect the Purchased Assets unless such new contracts are either (A) cancelable by Buyer within 30 days of the Closing Date or (B) entered into in the Ordinary Course of Business of Seller;
               (v) will not, except for those capital projects listed on Schedule 2.2(c), or in response to an emergency situation, make any material Capital Expenditures or other material commitment for expenditures for which Buyer would be responsible; and
               (vi) will not delay payment of any account payable of Seller or its Affiliates relating to the Purchased Assets beyond its due date, other than in the Ordinary Course of Business.
          6.1(c) Schedules.
               (i) From the date hereof through and including the Closing Date, Seller shall notify Buyer in writing of additions or changes to the Schedules to this Purchase Agreement required to reflect events since the date of this Purchase Agreement so as to cause any of Seller’s representations and warranties contained herein that are qualified as to the words “material,” “Material Adverse Effect,” or similar qualifications set forth therein to be true and accurate, and the representations and warranties of Seller that are not so qualified to be true and accurate in all material respects, in each case as of the Closing Date (other than any representations and warranties that speak as to an earlier date) (each such notice, a “Notice of Modification”). Notices of Modification given by Seller pursuant to this Section 6.1(c) shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Article 3, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder as of the date such Notice of Modification was given by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Sections 7.1 and 10.1(a).

               (ii) If any facts, circumstances, events or developments disclosed in such Notice of Modification (either individually or in the aggregate) would reasonably be expected to cause a Material Adverse Effect, then Buyer may elect as its sole remedy, by written notice to Seller delivered not later than five (5) days following receipt of the applicable Notice of Modification, to terminate this Purchase Agreement in accordance with Section 9.5(h). The Parties acknowledge and agree that Buyer’s failure to so elect within such five (5) day period shall be deemed a consent to the modification of the Schedules as set forth in the Notice of Modification and a waiver of Buyer’s right pursuant to this Section 6.1(c)(ii) to terminate this Purchase Agreement with respect thereto and any other remedy.
     6.2 Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:
          6.2(a) Confidentiality.
               (i) Buyer acknowledges that all information provided to any of it and its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by the BP Group (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference; provided that in the event of any conflict between any term or condition of this Purchase Agreement and the terms or conditions of the Confidentiality Agreement, the terms and conditions of this Purchase Agreement shall govern. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer or its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) that relates solely to the Purchased Assets, the Joint Basin Shares, or the Assumed Liabilities. Buyer acknowledges that any and all information provided or made available to any of it or its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by or on behalf of the BP Group (other than information relating solely to the Purchased Assets, the Joint Basin Shares, or the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.
               (ii) Each Party agrees that, from and after the date hereof, it shall, and shall cause its Affiliates (including, for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) to, keep the Restricted Information confidential, except to the extent that disclosure of any such Restricted Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or reasonably occurs in connection with disputes over the terms of this Purchase Agreement. The provisions of this Section 6.2(a) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer or the relevant member of the BP Group of its obligations hereunder or under the Confidentiality Agreement. Furthermore, notwithstanding the foregoing, either Party shall be permitted to disclose the Restricted Information to any of its Affiliates, provided that such Affiliates comply with the terms of this Section 6.2(a).
          6.2(b) Removal of Seller Marks. Buyer agrees that, by the date that is sixty (60) days after (i) the Closing Date (with respect to any Terminal Facilities or Pipeline Systems for which Seller does not provide transition services under either the Midwest Transition Services Agreement or the Ohio Transition Services Agreement), and (ii) the date of termination of the Midwest Transition Services Agreement and the Ohio Transition Services Agreement, as applicable (in each case, with respect to only the Terminal Facilities or Pipeline Systems for which Seller provides transition services thereunder), in the case of each of the preceding clauses (i) and (ii), Buyer shall (A) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any other member of the BP Group, including the words “Amoco,” “Vastar,” “Atlantic Richfield Company,” “The Standard Oil Company,” “Standard,” or “British Petroleum”; any items that include the words “Amoco,” “Vastar,” “Atlantic Richfield Company,” “Standard,” or “British Petroleum”; the Standard/Amoco oval or torch and oval design; the letters “BP;” any items that include the word “BP;” the phrase “BP Oil;” the BP shield or the BP Group Helios logo and/or variants thereof; the ARCO Spark and any variants thereof; and the letters “ARCO” located on or appurtenant to any portion of the Purchased Assets, including signs, billboards and advertisements or other media located at offices and facilities related to the Purchased Terminal Facilities or the Purchased Pipeline Systems; and (B) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at any of the Purchased Assets containing the above described marks. In addition, Buyer agrees that, by the date that is sixty (60) days after (x) the Closing Date (with respect to any Terminal Facilities or Pipeline Systems for which Seller does not provide transition services under either the Midwest Transition Services Agreement or the Ohio Transition Services Agreement), and (y) the date of termination of the Midwest Transition Services Agreement and the Ohio Transition Services Agreement, as applicable (in each case, with respect to only the Terminal Facilities or Pipeline Systems for which Seller provides transition services thereunder), in the case of each of the preceding clauses (x) and (y), Buyer shall replace all signs located at the applicable Terminal Facilities or along the Pipeline Systems, including at river crossings, which identify Seller, terminals or pipelines of Seller, or any other member of the BP Group as the operator of such Terminal Facilities or Pipeline Systems.
          6.2(c) Records. For a period of seven (7) years following the Closing Date, Buyer and Seller shall use Commercially Reasonable Efforts to provide to each other (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make and retain copies of any books, records or accounts relating to the Purchased Assets and the Joint Basin Shares through and including the Closing Date. Each Party shall consult with the other so that such visits do not unreasonably interfere with such Party’s normal operations. Each Party shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to the other Party such books, records and accounts which the Party possessing such items may intend to destroy or dispose of.
          6.2(d) Remediation and Monitoring Projects. Buyer shall, from and after the Closing Date, diligently pursue and complete any and all investigatory, corrective or remedial actions or obligations required by Governmental Authorities or arising under Environmental Laws associated with the Remediation and Monitoring Projects. Buyer acknowledges and agrees that it shall be Buyer’s sole responsibility to procure its own contractors in connection with the same.
          6.2(e) Responsibilities as of the Closing. Subject to the terms of the Transition Services Agreements, upon the effectiveness of the Closing, Buyer shall assume all responsibilities as the owner of record of the Purchased Terminal Facilities and the Purchased Pipeline Systems, including for all operations, maintenance, repair, expansion, and management activities (including all emergency response and regulatory compliance).
     6.3 Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:
          6.3(a)Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Party reasonably requests in order to carry out the intent of this Purchase Agreement. In addition, at Seller’s option (in its sole discretion), the Parties shall execute and deliver back-to-back agreements to effect the transfer from Seller to Buyer of the benefits and burdens under any agreement identified herein as a Material Contract under which Seller is obligated to perform, to the extent that Seller is unable to transfer or assign such agreement to Buyer. To the extent that the Parties are unable to assign a Material Contract and Seller elects to enter into such a back-to-back agreement, Buyer shall enable Seller to perform such Material Contract at no cost to Seller or Seller’s Affiliates and Buyer shall reimburse Seller within thirty (30) days after receipt of each invoice for Seller’s and its Affiliates’ internal costs and out-of-pocket costs associated with Seller’s performance of such Material Contract. For the avoidance of doubt, notwithstanding anything to the contrary in this Purchase Agreement or any document or ancillary agreement referred to herein, neither this Purchase Agreement nor any such document or ancillary agreement nor the transactions contemplated hereby shall be deemed to constitute an agreement to transfer or assign any claim, right or any benefit arising under any ROW Interest if such assignment or transfer would constitute a breach or contravention of such ROW Interest without the prior consent of a Third Party.
          6.3(b)Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, to (i) make all filings with and give all notices to, Governmental Authorities and other Third Parties that may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement, and (ii) promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all orders and authorizations of any Governmental Authority required to be obtained or made by it for the consummation of the transactions contemplated by this Purchase Agreement, in each case subject to the remaining provisions of this Section 6.3(b) and Section 6.3(f). Each Party shall reasonably cooperate with and promptly furnish information to the other Party reasonably necessary in connection with any requirements imposed upon such other Party by any Governmental Authority in connection with the consummation of the transactions contemplated by this Purchase Agreement. Notwithstanding any other provision of this Purchase Agreement, it shall be Buyer’s sole responsibility and Buyer shall use reasonable efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, (i) Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Assigned Contract (other than a Material Contract) or any Real Property Interests, and (ii) Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement (other than Seller’s obligations pursuant to Section 6.3(f)).
          6.3(c) Employee Covenant.
               (i) Employees. Schedule 6.3(c)(i)(A) contains a list of all Employees, including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates (collectively, “Leave”). Schedule 6.3(c)(i)(A) also sets forth each Employee’s job title, indicates which Employees are Stage 1 Employees and Stage 2 Employees, and indicates which Employees, if any, are represented by a union and, if so, by which union. Schedule 6.3(c)(i)(B) sets forth which Employees will not be made available to Buyer, or Buyer’s Affiliates (collectively, the “Excluded Employees”). Seller shall be entitled to update Schedule 6.3(c)(i)(A) and Schedule 6.3(c)(i)(B) as necessary at any time prior to the applicable Employee Transfer Date. Notwithstanding anything that may be contained in Section 6.3(c)(ii) below, Seller and its Affiliates reserve the right to make employment offers to any of the Employees.
               (ii) Employment Offers to Employees. Buyer covenants that no later than 30 days prior to the applicable Employee Transfer Date, Buyer, or Buyer’s Affiliates, shall offer employment with Buyer, or Buyer’s Affiliates, effective as of the applicable Employee Transfer Date, to all applicable Employees (being the Stage 1 Employees in the case of the Closing Date, and the Stage 2 Employees in the case of the Ohio Transition Date) except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or its Affiliates immediately prior to the applicable Employee Transfer Date. All Employees who accept employment with Buyer, or Buyer’s Affiliates, pursuant to the offers described in this Section 6.3(c)(ii) are referred to herein as “Transferred Employees”. Buyer covenants that no Transferred Employee’s initial salary or wages as an employee of Buyer, or Buyer’s Affiliates, shall be reduced during the 12-month period after the applicable Employee Transfer Date. Buyer covenants that Buyer, or Buyer’s Affiliates, shall offer each Employee no less than seven (7) days in which to accept or reject Buyer’s, or Buyer’s Affiliates’, employment offer.
               (iii) Duration of Employment Offers for Employees on Leave. If any of the Employees receiving an employment offer from Buyer, or Buyer’s Affiliates, pursuant to Section 6.3(c)(ii) is on Leave as of the applicable Employee Transfer Date, the employment offer shall remain open until such time as such Employee is ready to return to work; provided, however, that such Employee is ready to return to work within one hundred twenty (120) days after the applicable Employee Transfer Date.
               (iv) Transfer Time. All Transferred Employees shall become employees of Buyer, or Buyer’s Affiliates, effective as of the applicable Employee Transfer Date and, except as otherwise provided herein, Buyer covenants that at such time, Buyer, or Buyer’s Affiliates, shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees effective as of such time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Buyer, or Buyer’s Affiliates.
               (v) Level of Employee Benefits Provided by Buyer, or Buyer’s Affiliates. Buyer covenants that Buyer, or Buyer’s Affiliates, shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to substantially similar employees of Buyer, or Buyer’s Affiliates. No later than the applicable Employee Transfer Date, Seller shall provide to Buyer the Transferred Employees’ recognized credited service, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller or its Affiliates as of the day immediately prior to the applicable Employee Transfer Date.
               (vi) Defined Contribution Pension Plans. Buyer covenants that, effective as of the applicable Employee Transfer Date, Buyer’s, or Buyer’s Affiliates’, defined contribution pension plans in which the Transferred Employees participate shall be amended to recognize such Transferred Employees’ participation and vesting periods of service with Seller and its Affiliates for purposes of determining participation, vesting and the level of company contributions.
               (vii) Welfare Benefits and Other Benefits and Policies. For each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Buyer, or Buyer’s Affiliates, Buyer covenants that both Buyer, or Buyer’s Affiliates, and the applicable welfare benefit plan, policy and pay practice: (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller and its Affiliates for all purposes including eligibility, vesting, and benefit determination and accrual; (ii) shall not require a physical examination or other proof of insurability, and shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller’s and its Affiliates’ comparable welfare benefit plan, policy or pay practice in effect as of the applicable Employee Transfer Date; and (iii) shall credit the expenses of the Transferred Employees which were credited toward deductibles and co-insurance for the plan year in which the applicable Employee Transfer Date occurs under the applicable welfare benefit plan of Seller or its Affiliates against satisfaction of any deductibles and co-insurance for the plan year in which the applicable Employee Transfer Date occurs under Buyer’s, or Buyer’s Affiliates’, medical welfare benefit plan for the Transferred Employees.
               (viii) Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation due as of the applicable Employee Transfer Date under the applicable vacation policy of Seller or its Affiliates (the “Seller Vacation Policy”). Between the applicable Employee Transfer Date and the end of the year in which the applicable Employee Transfer Date occurs, Buyer covenants that Buyer, or Buyer’s Affiliates, shall permit all Transferred Employees to take the same number of days of vacation on an unpaid basis as they would have been eligible to take as of the day immediately prior to the applicable Employee Transfer Date under the Seller Vacation Policy based upon the recognized credited service amounts of such Transferred Employees with Seller or its Affiliates. Beginning with the year following the year in which the applicable Employee Transfer Date occurs, Buyer covenants that Buyer, or Buyer’s Affiliates, shall provide all Transferred Employees with vacation in accordance with Buyer’s, or Buyer’s Affiliates’, vacation policy; provided, however, that in the event that any Transferred Employee is eligible under the Seller Vacation Policy for a greater amount of annual vacation than such Transferred Employee is eligible for under Buyer’s, or Buyer’s Affiliates’, vacation policy even after Buyer, or Buyer’s Affiliates, recognizes such Transferred Employee’s credited service amounts with Seller or its Affiliates, Buyer, or Buyer’s Affiliates, shall provide such Transferred Employee with the amount of annual vacation for which such Transferred Employee was eligible under the Seller Vacation Policy.
               (ix) WARN Act. Buyer represents and warrants that, and covenants to Seller that, there shall be no major employment losses as a consequence of the change in ownership or operatorship contemplated by this Purchase Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (collectively, “WARN Obligations”). To the extent that any WARN Obligations might arise as a consequence of the change in ownership or operatorship contemplated by this Purchase Agreement, Buyer covenants that Buyer, or Buyer’s Affiliates, shall be responsible for, and Buyer shall indemnify Seller and its Affiliates against any Losses caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring on or after the applicable Employee Transfer Date. Buyer covenants that for ninety (90) days following the applicable Employee Transfer Date, there shall not be any mass layoff, plant closing or other action that might trigger WARN Obligations of Seller or its Affiliates.
               (x) Service Credit. From and after the applicable Employee Transfer Date, Buyer covenants that the Transferred Employees shall be given credit for their service recognized by Seller or its Affiliates prior to the applicable Employee Transfer Date for all purposes, including eligibility, vesting and benefit determination and accrual under all applicable plans and programs of Buyer, or Buyer’s Affiliates, as well as for purposes of determining any vacation, severance or other related benefits to be provided pursuant to the manner described above.
               (xi) Benefits — Miscellaneous. Notwithstanding the foregoing, Buyer, and Buyer’s Affiliates, shall not be liable for any obligations of Seller or its Affiliates arising out of participation by Transferred Employees in the employee benefit plans of Seller or its Affiliates.
               (xii) Severance. Buyer covenants that Buyer, or Buyer’s Affiliates, shall establish a severance policy substantially similar to the 2010-12 BP U.S. Pipelines & Logistics (the “Seller Severance Plan”) and shall offer severance benefits under such a severance policy to any Transferred Employee who has actions taken against such Transferred Employee within eighteen (18) months after the applicable Employee Transfer Date that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of the Seller Severance Plan. Buyer’s, or Buyer’s Affiliates’, severance policy established under this Section 6.3(c)(xii) shall recognize the Transferred Employees’ recognized credited service amounts with Seller or its Affiliates.
               (xiii) No Third-Party Beneficiaries. Notwithstanding anything to the contrary herein, no past, present or future employee of Seller or its Affiliates shall be a third-party beneficiary of this Section 6.3(c), the terms of which are solely for the benefit of Seller and Buyer and their respective successors and assigns.
          6.3(d) Revenues and Remittance of Monies.
               (i) Revenues. All monies, proceeds, receipts, credits and income attributable to the Purchased Assets or for any delivery or performance by Buyer for any period of time on or subsequent to the Closing Date shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall promptly fully disclose, account for and transmit same to Buyer. All monies, proceeds, receipts, credits and income attributable to the Purchased Assets or for any delivery or performance by Seller for any period of time prior to the Closing Date shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall promptly fully disclose, account for and transmit same to Seller.
               (ii) Expenses. All utility and rent payment expenses attributable to the Purchased Assets for any period of time prior to the Closing Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All utility and rent payment expenses attributable to the Purchased Assets for any periods of time on or subsequent to the Closing Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against the same.
          6.3(e) Litigation Assistance. After the Closing Date and until the seventh (7th) anniversary thereof, each Party shall use Commercially Reasonable Efforts to provide, as promptly as possible, such assistance as the other Party may from time to time reasonably request, including access to the Books and Records, in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the Purchased Assets, the Joint Basin Shares, the Assumed Liabilities or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party.
          6.3(f) HSR Act. Within forty-five (45) Business Days after the date of execution of this Purchase Agreement, Seller and Buyer shall file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein (the date the first Party makes such filing being the “Filing Date”). Seller and Buyer shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings, and to respond promptly to any requests for additional information made by either of such agencies. Buyer shall pay all filing fees under the HSR Act, but Seller shall bear its own costs for the preparation of any filing. Seller and Buyer shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time. Notwithstanding the foregoing, (i) Buyer shall not be required to (y) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any Purchased Assets or (z) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Purchase Agreement, and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, to any order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Purchase Agreement; provided, however, that neither Party shall be entitled to rely upon this sentence to avoid compliance with its obligations under Section 2.2(f).

          6.3(g) Removal of Information. Subject to the Terminal TAS Transition Services Agreement, prior to the Closing, Seller shall endeavor to remove all data, information, systems and software programs that are not Purchased Assets from the computers, servers and other information technology assets listed on the Equipment Schedules. Buyer shall ensure that any such data, information, systems or software that are not Purchased Assets and that are found on such computers, servers or information technology assets after the Closing by Buyer shall be immediately deleted or removed and shall not be copied, retained, stored or used at any time or in any way for any purpose.
          6.3(h) Books and Records. Seller shall endeavor to deliver all Books and Records to Buyer promptly after the Closing, but in all events shall complete such delivery within one hundred eighty (180) days after the Closing Date. Seller is not obligated to create any Books and Records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the date hereof or to provide them to Buyer in any sequence or priority except as otherwise expressly provided herein. Books and Records will be provided to Buyer in the formats and on media used by Seller in the Ordinary Course of Business, or native to the system in which such data or information resides. If Buyer requests any Books and Records in a specific format or report form, and Seller agrees, in its sole discretion, Buyer will be responsible for all reasonable out-of-pocket costs incurred by Seller to provide such Books and Records in such requested format or report form.
          6.3(i) Third Party Software. No member of the BP Group shall be obligated to procure for Buyer any rights or benefits under any Intellectual Property licensed from Third Parties that is used or useful in the operation of any of the Purchased Assets and the business associated therewith as conducted by Seller prior to the Closing. Buyer shall be provided access to information concerning the identity and nature of support provided by Third Party service providers engaged by the BP Group to support the BP Group information technology infrastructure, but neither Seller nor any other member of the BP Group shall have any obligation to assist Buyer to retain the services of such Third Parties, or to obtain such services at any particular cost.
          6.3(j) FERC Tariff Filings.
               (i) Tariff Filings by Buyer. At least thirty (30) days (but no more than sixty (60) days) prior to the Closing Date, Buyer shall file with FERC in accordance with 18 C.F.R. Parts 341-342 tariff publications and the related proration policy for (x) the pipelines that comprise the Lower V Pipeline System, substantially in the forms attached hereto as Exhibit Q-1 (the "Lower V System Tariffs”), and (y) the pipelines that comprise the Northern Ohio Pipeline Systems, substantially in the forms attached hereto as Exhibit Q-2 (the “Northern Ohio System Tariffs”; and together with the Lower V System Tariffs, the “Buyer Tariffs”), each together with a request for effectiveness contingent upon the Closing hereunder and a sworn affidavit in accordance with the requirements of 18 C.F.R. § 342.2 that the initial rates set forth in the applicable Buyer Tariffs are agreed to by at least one non-affiliated person who intends to use the service in question. Contemporaneously with each such filing by Buyer, Seller shall provide to Buyer a written statement with respect to each such Buyer Tariff that it agrees with the initial rates set forth in such tariffs and that it agrees to use the services described therein. The Parties each agree to use Commercially Reasonable Efforts to seek the effectiveness of the Buyer Tariffs with FERC as of the Closing Date in a form substantially similar to the forms attached hereto as Exhibits Q-1 and Q-2 with only those changes or modifications as are reasonably acceptable to Seller. If this Purchase Agreement is terminated pursuant to Section 9.5, Buyer shall withdraw the proposed Buyer Tariffs prior to such tariffs’ effective date in accordance with 18 C.F.R. § 341.13.
               (ii) Tariff Filings by Seller. At least thirty (30) days (but no more than sixty (60) days) prior to the Closing Date, Seller (or an Affiliate of Seller) shall file with FERC in accordance with 18 C.F.R. Parts 341-342 tariff publications and the related proration policy for the pipelines that comprise the River Rouge Line, substantially in the forms attached hereto as Exhibit Q-3 (the “River Rouge Line Tariffs”), together with a request for effectiveness contingent upon the Closing hereunder and a sworn affidavit in accordance with the requirements of 18 C.F.R. § 342.2 that the initial rates set forth in the River Rouge Line Tariffs are agreed to by at least one non-affiliated person who intends to use the service in question. Contemporaneously with such filing by Seller (or its Affiliate), Buyer shall provide to Seller (or its Affiliate) a written statement with respect to the River Rouge Line Tariffs that it agrees with the initial rates set forth in such tariffs and that it agrees to use the services described therein. The Parties each agree to use Commercially Reasonable Efforts to seek the effectiveness of the River Rouge Line Tariffs with FERC as of the Closing Date in a form substantially similar to the forms attached hereto as Exhibit Q-3 with only those changes or modifications as are reasonably acceptable to Buyer. If this Purchase Agreement is terminated pursuant to Section 9.5, Seller (or its Affiliate) shall withdraw the proposed River Rouge Line Tariffs prior to such tariffs’ effective date in accordance with 18 C.F.R. § 341.13.
          6.3(k) River Rouge Line Separation Projects.
               (i) Exhibit R describes the scope of project work (the “Scope of Work”) required to complete the River Rouge Separation Projects. From and after the date hereof, each Party shall perform, or contract with Third Parties to perform, the work identified as the responsibility of such Party in the Scope of Work (the “Work”) at such Party’s sole cost and expense, and consistent with Prudent Industry Practices, until Final Completion has occurred. Subject to the provisions of Section 10.3, each Party shall be responsible for (A) the compliance of the Work performed by it with all applicable federal, state and local laws, rules, regulations, ordinances, orders and requirements, and (B) the health, safety and welfare of its own respective personnel, agents, representatives and contractors present at any project site or performing any of the Work. Each Party shall have the right, at its own cost and expense, to inspect any and all Work performed by the other Party, provided that such inspection does not unreasonably interfere with the day-to-day operations of the other Party or unreasonably delay the completion of the River Rouge Separation Projects. Each Party shall appoint a single point of contact to coordinate details between the Parties for the management of the performance of their respective Work.

               (ii) Prior to commencing any of the Work that is the responsibility of such Party to perform, a Party shall furnish the other Party with pre-construction drawings, plans and engineering documents for such Work to review at least thirty (30) days prior to commencement of such Work. The other Party shall indicate its approval thereof in writing to the responsible Party, which approval shall not unreasonably be withheld, or indicate any reasonable objections thereto by written notice to the responsible Party within ten (10) Business Days from the date of receipt of such pre-construction drawings, plans and engineering documents. If the other Party fails to indicate its approval within such time, it shall be deemed to have approved the same. The Parties shall use Commercially Reasonable Efforts to cooperate to resolve any reasonable objections made by a Party to such pre-construction drawings, plans and engineering documents, subject to Section 6.3(k)(iv). Any approval of such drawings, plans and specifications shall not be deemed a certification, representation, warranty or other assumption of responsibility or liability for such drawings, plans and documents or the compliance of the same with applicable federal, state and local laws, rules, regulations, ordinances, orders and requirements. In all events, after such pre-construction drawings, plans and engineering documents have been approved (or otherwise after the Independent Engineer has made the certification described in Section 6.3(k)(iv) in the event the other Party makes any reasonable objections to the same in accordance with this Section 6.3(k)(ii)), the Party performing any Work shall use Commercially Reasonable Efforts to provide the other Party at least seventy-two (72) hours advance notice before commencing such Work. Notwithstanding anything to the contrary herein, the provisions of this Section 6.3(k)(ii) shall not apply to the Work identified in the Scope of Work as the responsibility of Seller to perform on the terminal manifold relief system at the Terminal Facility located in South Bend, Indiana described in the Terminals Schedules.
               (iii) From the date hereof until the date Final Completion has occurred, each Party shall use Commercially Reasonable Efforts to provide such assistance as the other Party may request from time to time in connection with the Work to be performed by it (which efforts for purposes of this Section 6.3(k) shall include providing access to such Party’s property and facilities, during normal business hours, as the other Party may reasonably request in connection with the Work to be performed by it, provided that such access does not materially interfere with the business and operations of such Party as reasonably determined by such Party). When the completion of the Work that is the responsibility of a Party has been achieved, as determined in such Party’s sole discretion, such Party shall deliver a written certification to the other Party that the applicable Work has been completed in accordance with the Scope of Work and consistent with Prudent Industry Practices (a “Certificate of Completion”). The other Party shall have thirty (30) days from the receipt of such Certificate of Completion to conduct a final inspection of such Work and deliver a written notice of acceptance thereof (or any of its reasonable objections thereto) to the responsible Party, which acceptance shall not unreasonably be withheld. If the other Party fails to deliver such written notice of acceptance to the responsible Party within such time, the other Party shall be deemed to have agreed to and accepted the Certificate of Completion. The Parties shall use Commercially Reasonable Efforts to cooperate to resolve any reasonable objections made by a Party to a Certificate of Completion delivered by the other Party, subject to Section

6.3(k)(iv). Final Completion shall be deemed to occur on the date when the Certificate of Completion tendered by each Party with respect to its applicable Work has been accepted by the other Party, or otherwise when the Independent Engineer has made the certification described in Section 6.3(k)(iv) in the event the other Party makes any reasonable objections to such Certificate of Completion in accordance with this Section 6.3(k)(iii) (the “Completion Date”). Each Party shall use Commercially Reasonable Efforts to cause the Completion Date to occur on or before the date that is one hundred eighty (180) days after the Closing Date. Except with respect to any indemnification obligations of the Parties under Article 10, from and after the Completion Date, neither Party shall have any further obligation to the other Party with respect to the Scope of Work, the Work performed by it, or River Rouge Separation Projects hereunder.
               (iv) If a Party reasonably objects to any pre-construction drawings, plans and engineering documents delivered by a Party under Section 6.3(k)(ii), or to a Certificate of Completion delivered by the other Party under Section 6.3(k)(iii), and the Parties cannot resolve such Party’s objection within thirty (30) days, the Parties shall jointly engage Gary T. Mock of Ridge & Associates, Inc. (the “Independent Engineer”) to conduct, as applicable, (x) an independent review of whether such pre-construction drawings, plans and engineering documents are, or (y) an independent inspection to determine whether the Work performed by the responsible Party has been completed, respectively, in accordance with the Scope of Work and consistent with Prudent Industry Practices, and the results of such independent review or inspection (as applicable) shall be conclusive and binding on the Parties. If the Independent Engineer determines as a result of such independent review or inspection (as applicable) that the applicable pre-construction drawings, plans and engineering documents are not, or that the Work performed by the responsible Party has not been completed, respectively, in accordance with the Scope of Work and consistent with Prudent Industry Practices, each Party shall continue to use Commercially Reasonable Efforts to provide such assistance as the other Party may request from time to time in connection with completion of the applicable Work by the responsible Party, including any necessary revisions to pre-construction drawings, plans and engineering documents. In the event a Party originally made objection to any pre-construction drawings, plans and engineering documents, the same shall be deemed approved when the Independent Engineer certifies to the Parties that the same have been revised in accordance with the Scope of Work and consistent with Prudent Industry Practices, which shall be conclusive and binding on the Parties. In the event a Party originally made objection to the Certificate of Completion of a Party, the completion of applicable Work shall be deemed to occur when the Independent Engineer certifies to the Parties that such Work has been completed in accordance with the Scope of Work and consistent with Prudent Industry Practices, which shall be conclusive and binding on the Parties. In the event that the Parties engage the Independent Engineer hereunder, the Parties shall each bear fifty-percent (50%) of the costs of such engagement.
          6.3(l) Inventory Close Out Procedures. Each Party shall cooperate with the other Party to comply with the inventory measurement and close out procedures set forth on Exhibit S prior to the Closing.

ARTICLE 7
CONDITIONS TO BUYER’S OBLIGATIONS
          The obligations of Buyer under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions:
     7.1 Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement that are qualified as to the words “material,” “Material Adverse Effect,” or similar qualifications set forth therein shall be true and accurate, and the representations and warranties of Seller contained in this Purchase Agreement that are not so qualified shall be true and accurate in all material respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
     7.2 Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.
     7.3 Consents. All consents and approvals set forth on Schedule 7.3 shall have been obtained.
     7.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.
     7.5 Closing Deliverables. Seller shall have delivered to Buyer the executed documents as provided in Section 2.3 in the forms attached hereto as Exhibits B through P, and U through V-3.
     7.6 Close Out Procedures. Seller shall have complied with the inventory measurement and close out procedures set forth on Exhibit S.
ARTICLE 8
CONDITION TO SELLER’S OBLIGATIONS
          The obligations of Seller under this Purchase Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction, or waiver by Seller, of each of the following conditions:

     8.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement that are qualified as to the words “material” or similar qualifications set forth therein shall be true and accurate, and the representations and warranties of Buyer contained in this Purchase Agreement that are not so qualified shall be true and accurate in all material respects, in each case as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (the truth or accuracy of which need only be measured as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.
     8.2 Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
     8.3 Consents. All consents and approvals set forth on Schedule 8.3 shall have been obtained.
     8.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.
     8.5 Purchase Price and Undertakings. Buyer shall have delivered by wire transfer to Seller the Closing Date Payment pursuant to Section 2.2(e).
     8.6 Closing Deliverables. Buyer shall have delivered to Seller the executed documents as provided in Section 2.3 in the forms attached hereto as Exhibits B through P, and U through V-3.
     8.7 Close Out Procedures. Buyer shall have complied with the inventory measurement and close out procedures set forth on Exhibit S.
     8.8 FERC Tariffs. The Buyer Tariffs as filed by Buyer in accordance with Section 6.3(j)(i) shall have been accepted by FERC and shall have become effective in a form substantially similar to the forms attached hereto as Exhibits Q-1 and Q-2, with only those changes or modifications as are reasonably acceptable to Seller.
ARTICLE 9
CLOSING
     9.1 Closing. The consummation of the transactions contemplated by this Purchase Agreement (the “Closing”) shall be held on the Closing Date at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois, or such other place as the Parties may agree in writing.

     9.2 Closing Date. The “Closing Date” shall be 12:01 a.m. CPT on the day that Closing occurs. The Closing shall occur on the third (3rd) Business Day after the Closing conditions set forth in Article 7 and Article 8 have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable, subject to Section 9.3; provided that in no event shall the Closing take place prior to the date that is seventy-five (75) days after the date hereof. No Party shall be entitled to rely for any purposes on any failure or non-fulfillment of the conditions to the obligations to consummate the Closing set forth in Article 7 and Article 8 to the extent such failure or non-fulfillment is due to the actions or omissions of such Party.
     9.3 Major Loss.
          9.3(a) If a Major Loss shall have occurred, then Seller shall elect in its sole discretion by written notice to Buyer prior to the Closing that either: (i) Seller shall Repair such Major Loss; (ii) the Base Price shall be reduced in an amount equal to the amount by which the Repair Cost of the Major Loss exceeds the Major Loss Deductible; (iii) the applicable Purchased Assets affected by such Major Loss will not be sold to Buyer and such Purchased Assets and all Assumed Liabilities related thereto shall be excluded from the transactions hereunder (in which event, the Base Price shall be reduced by the amount of the associated Fair Market Value and the Closing Date Payment shall be reduced appropriately to reflect such exclusion), subject in any event to the provisions of Section 9.3(c); or (iv) that none of the actions described in clauses (i) through (iii) of this Section 9.3(a) shall be taken.
          9.3(b) If Seller elects to Repair such Major Loss in accordance with Section 9.3(a)(i), then provided that (i) Seller is diligently proceeding to Repair such Major Loss, (ii) Seller reasonably estimates that it will complete such Repair within one hundred eighty (180) days, and (iii) all other Closing conditions in Article 7 and Article 8 can be or have been satisfied or waived, as applicable, the Closing Date shall be extended to 12:01 a.m. CPT on the third (3rd) Business Day after the last date on which such Repair is substantially completed, and the Termination Date shall be extended until two hundred ten (210) days after the date of Buyer’s receipt of Seller’s written notice pursuant to Section 9.3(a); provided that Buyer shall be liable to Seller for the amount of the Major Loss Deductible, and Seller shall only be required to bear the Repair Cost by the amount by which such Repair Cost exceeds the Major Loss Deductible.
          9.3(c) If Seller elects in accordance with Section 9.3(a)(iii) that the applicable Purchased Assets affected by such Major Loss will not be sold to Buyer and shall be excluded from the transactions hereunder, then Buyer may object in its sole discretion by written notice delivered to Seller within five (5) Business Days of its receipt of Seller’s election notice to exclude such Purchased Assets from the transactions hereunder (an “Objection Notice”). If Buyer delivers an Objection Notice to Seller in accordance with this Section 9.3(c), then (i) the applicable Purchased Assets affected by such Major Loss will be sold to Buyer and shall be included in the transactions hereunder, notwithstanding Seller’s original election, and (ii) the Base

Price shall be reduced by the lesser of (y) the amount by which the Repair Cost exceeds the Major Loss Deductible, and (z) the amount, if any, by which one hundred twenty five percent (125%) of such Fair Market Value exceeds the Major Loss Deductible.
          9.3(d) Following any amendment of this Purchase Agreement for the purpose of excluding Carved-Out Assets and Liabilities pursuant to Section 2.2(f)(i), (i) all determinations for purposes of this Purchase Agreement of (y) the existence or magnitude of a Major Loss or (z) the amount of Repair Costs, shall include any Repair Costs, damage, destruction or other casualty losses with respect to the applicable Purchased Assets and Carved-Out Assets taken as a whole; and (ii) amounts payable by Buyer as the Major Loss Deductible shall be applied across all Repair Costs (including those limited to one hundred twenty five percent (125%) of Fair Market Value pursuant to Section 9.3(c)(ii)(z)) with respect to Major Losses (as such terms are used and defined in both this Purchase Agreement and any purchase agreement entered into by the Parties under Section 2.2(f)(ii)) affecting the applicable Purchased Assets and Carved-Out Assets taken as a whole and shall not exceed $5,000,000 in the aggregate across this Purchase Agreement and any purchase agreement entered into by the Parties under Section 2.2(f)(ii) with respect to any Carved-Out Assets, in each case as though this Purchase Agreement had not been bifurcated pursuant to Section 2.2(f)(i). The Parties shall cause any purchase agreement entered into by the Parties under Section 2.2(f)(ii) with respect to any Carved-Out Assets to contain a provision having the same effect as this Section 9.3(d). For the avoidance of doubt, neither this Section 9.3(d) nor such provision in such other purchase agreement having the same effect as this Section 9.3(d) shall be interpreted or construed as giving rise to any right of rescission with respect to any transactions hereunder or thereunder that shall have been previously consummated.
     9.4 Fair Market Value Determinations. With respect to any Purchased Assets not listed on Schedule 2.2(f), if the Parties must determine the amount of the Fair Market Value of such Purchased Asset for any purpose hereunder, the Parties shall first make a good faith attempt to agree on the amount of such Fair Market Value. If the Parties are unable to agree on the amount of such Fair Market Value prior to the Closing, the Parties shall proceed to consummate the Closing with such Fair Market Value being deemed to be the arithmetic average of the good faith estimates of the Fair Market Value as determined by both Buyer and Seller; provided that either Party may, within thirty (30) days after the Closing Date, require the Parties to jointly engage an independent appraiser reasonably experienced in making appraisals of property or assets of a similar type and nature as the relevant Purchased Assets to determine the final Fair Market Value. The Parties shall jointly select such appraiser. If the Parties do not agree on the appraiser, then each Party will select an appraiser to determine such Fair Market Value. If the two appraisers so selected do not agree on such Fair Market Value, then the two appraisers will select a third appraiser and the determination of any two of the three appraisers that are the same will be the final Fair Market Value. If none of the appraisals are the same, then the final Fair Market Value shall be the average of the two appraisals that are the closest in amount relative to each other. In all events, Seller and Buyer shall jointly instruct the appraiser(s) to select an amount equal to Seller’s or Buyer’s position as to the amount of the final Fair

Market Value, or any amount in between Seller’s and Buyer’s position, in connection with the determination of the final Fair Market Value. After the determination of the final Fair Market Value hereunder, Seller shall pay any amount owed to Buyer for any resulting overpayment paid by Buyer at the Closing, and Buyer shall pay any amount owed to Seller for any resulting underpayment paid by Buyer at the Closing, in each case, with simple interest of 2% per annum, within three (3) Business Days after the determination by the appraiser(s) of the final Fair Market Value. If the Parties originally agreed as to the appraiser, any fees and expenses of such appraiser incurred to determine the final Fair Market Value shall be shared equally by the Parties. If the Parties failed to agree as to the appraiser, each Party shall pay for the fees and expenses of the appraiser selected by it, and the fee for the third appraiser, if any, shall be shared equally by the Parties. All determinations made by appraisal hereunder shall be final, conclusive and binding on the Parties, absent manifest error.
     9.5 Termination. Anything contained in this Purchase Agreement to the contrary notwithstanding, this Purchase Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
          9.5(a) by written agreement of Buyer and Seller;
          9.5(b) by Buyer, if any of the conditions set forth in Article 7 other than Section 7.3 shall have become reasonably incapable of fulfillment prior to the Termination Date, and shall not have been waived by Buyer (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(c) by Buyer, if the condition set forth in Section 7.3 shall have become reasonably incapable of fulfillment prior to the Termination Date (provided, however, that Buyer has first complied with its obligations under Section 2.2(f), and that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(d) by Buyer, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(e) by Seller, if any of the conditions set forth in Article 8 other than Section 8.3 shall have become reasonably incapable of fulfillment prior to the Termination Date, and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(f) by Seller, if the condition set forth in Section 8.3 shall have become reasonably incapable of fulfillment prior to the Termination Date (provided, however, that Seller has first complied with its obligations under Section 2.2(f), and that

Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(g) by Seller, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);
          9.5(h) by Buyer, pursuant to Section 6.1(c)(ii); or
          9.5(i) by Buyer, if there shall have occurred a Major Loss with respect to which either Seller fails to elect to take any of the actions described in Sections 9.3(a)(i) through (iii), or Seller has elected to Repair, but has not substantially Repaired, in accordance with Section 9.3(b).
     9.6 Effect of Termination. If this Purchase Agreement is terminated pursuant to Section 9.5, neither Party shall have any right or remedy against the other Party as a result of such termination, except that (i) in the event of a Deposit Return Event, Buyer shall be entitled to the return of the Deposit in accordance with Section 2.2(d), and (ii) notwithstanding the foregoing, this Section 9.6 shall not alter a Party’s rights or any remedies available to it for any breach of this Purchase Agreement, including the rights of the Parties set forth in Section 12.3 in the event of a Closing Failure Breach.
ARTICLE 10
INDEMNIFICATION
     10.1 General Indemnification.
          10.1(a) Seller’s General Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and its and their officers, directors, employees and contractors (collectively, “Buyer Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed by Section 10.2, or River Rouge Separation Project Losses, which shall be governed by Section 10.3) incurred by Buyer Group which result from, relate to or arise out of the following:
               (i) any material inaccuracy in any representation or warranty of Seller contained in Article 3 of this Purchase Agreement (unless qualified as to the words “material” or “Material Adverse Effect” as set forth therein, in which case any inaccuracy);
               (ii) any material breach by Seller of any covenant or other obligation of Seller contained in this Purchase Agreement;
               (iii) the Excluded Liabilities; or

               (iv) any member of Seller Group’s gross negligence or willful misconduct (whether sole, passive, active or concurrent) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets prior to the Closing Date.
        10.1(b) Buyer’s General Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and the other members of the BP Group and its and their officers, directors, employees and contractors (collectively, “Seller Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed by Section 10.2, or River Rouge Separation Project Losses, which shall be governed by Section 10.3) incurred by Seller Group which result from, relate to or arise out of the following:
               (i) any material inaccuracy of any representation or warranty of Buyer contained in Article 4 of this Purchase Agreement (unless qualified as to the words “material” as set forth therein, in which case any inaccuracy);
               (ii) any material breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement;
               (iii) the Assumed Liabilities;
               (iv) Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets, regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group;
               (v) any member of Seller Group’s negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets prior to the Closing Date; or
               (vi) the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets on or after the Closing Date;
except, in each case within this Section 10.1(b), to the extent that such Losses resulted from, relate to or arise out of the gross negligence or willful misconduct of any member of Seller Group.
     10.2 Environmental Losses.
        10.2(a) Seller’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer

Group from and against any and all Environmental Losses (other than River Rouge Separation Project Losses, which shall be governed by Section 10.3) incurred by Buyer Group which result from, relate to or arise out of the following:
               (i) any member of Seller Group’s gross negligence or willful misconduct (whether sole, passive, active or concurrent) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets prior to the Closing Date; or
               (ii) the Excluded Liabilities.
          10.2(b) Buyer’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller Group from and against any and all Environmental Losses (other than Environmental Losses which are governed by Section 10.2(a), or River Rouge Separation Project Losses, which shall be governed by Section 10.3) incurred by Seller Group which result from, relate to or arise out of the following:
               (i) the Assumed Liabilities;
               (ii) Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets, regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group;
               (iii) any member of Seller Group’s negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets prior to the Closing Date;
               (iv) the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets on or after the Closing Date; or
               (v) any other Environmental Losses (other than River Rouge Separation Project Losses) not governed by Sections 10.2(b)(i) through 10.2(b)(iv);
except, in each case within this Section 10.2(b), to the extent that such Environmental Losses resulted from, relate to or arise out of the gross negligence or willful misconduct of any member of Seller Group.
     10.3 River Rouge Separation Project Losses.
          10.3(a) Seller’s Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer Group from and against any and all River Rouge Separation Project Losses incurred by Buyer Group to the extent caused by the negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability), gross negligence or willful misconduct (whether sole, passive, active or concurrent) of any member of Seller Group (excluding any member of Seller Group acting in its capacity as an agent, operator or contractor on behalf of Buyer under any Transition Services Agreement); provided that Seller shall not be obligated to indemnify Buyer Group for the proportionate part of any such River Rouge Separation Project Losses resulting from the negligence, gross negligence or willful misconduct of any member of Buyer Group (including any member of Seller Group acting in its capacity as an agent, operator or contractor on behalf of Buyer under any Transition Services Agreement).
          10.3(b) Buyer’s Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.4), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller Group from and against any and all River Rouge Separation Project Losses incurred by Seller Group to the extent caused by the negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability), gross negligence or willful misconduct (whether sole, passive, active or concurrent) of any member of Buyer Group (including any member of Seller Group acting in its capacity of an agent, operator or contractor on behalf of Buyer under any Transition Services Agreement); provided that Buyer shall not be obligated to indemnify Seller Group for the proportionate part of any such River Rouge Separation Project Losses resulting from the negligence, gross negligence or willful misconduct of any member of Seller Group (excluding any member of Seller Group acting in its capacity as an agent, operator or contractor on behalf of Buyer under any Transition Services Agreement).
          10.3(c) Savings Clause. For the avoidance of doubt, to the extent a Party incurs Losses for which a right of indemnification applies hereunder under Sections 10.1 or 10.2 that do not result from or arise out of the Work that a Party performs, or causes to be performed, to complete the River Rouge Separation Projects in accordance with Section 6.3(k), the terms and conditions of Sections 10.1 or 10.2 (as applicable) shall govern such Losses.
          10.3(d) Conflicts with Other Agreements. In the event a Party makes a claim for indemnification under this Section 10.3 in connection with an occurrence or event that could also give rise to a claim for indemnity under any Transition Services Agreement or any other connection agreement or other similar agreement between the Parties (or their respective Affiliates), and any differences or conflicts exist between the hold harmless provisions and obligations of defense and indemnity provided for under this Section 10.3 and the hold harmless provisions and obligations of defense and indemnity provided for in such Transition Services Agreement, connection agreement or other agreement between the Parties (or their respective Affiliates) for the same claim, such provisions and obligations provided for in such Transition Services Agreement, connection agreement or other agreement shall govern.
     10.4 Limitations on Liability. Notwithstanding the provisions of this Article 10:
          10.4(a) Deductible and Cap. Seller shall have no indemnification obligations for Buyer Group’s Losses under Sections 10.1(a)(i) or 10.2(a)(i) unless the aggregate total of such Losses exceeds two percent (2%) of the Purchase Price, and then only to the extent such Losses exceed two percent (2%) of the Purchase Price; provided that in calculating Buyer Group’s Losses, individual Losses under Sections 10.1(a)(i) or 10.2(a)(i) with respect to a single incident or matter in amounts less than $250,000 shall be disregarded. Furthermore, in no event shall Seller’s aggregate liability for indemnification under Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(iv) and 10.2(a)(i) exceed fifteen percent (15%) of the Purchase Price. The limitations on indemnification set forth in this Section 10.4(a) shall not apply to Losses related to any breach of any of Seller’s Fundamental Representations; provided that in no event shall Seller’s aggregate liability for indemnification with respect to all claims hereunder including for Losses related to any breach of Seller’s Fundamental Representations exceed an amount equal to the Purchase Price.
          10.4(b) Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if they fail to deliver written notification of a claim for indemnification under Section 10.5 for such matter before expiration of the applicable survival period set forth in Section 10.6.
          10.4(c) No Betterments. Seller shall have no obligation to indemnify Buyer for any Losses that represent the cost of repairs, replacements or improvements by Buyer which enhance the value of any repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement.
          10.4(d) No Knowledge. Buyer shall not be entitled to indemnification under this Article 10 if Buyer had knowledge prior to or on the Closing Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which Buyer is seeking indemnification under this Article 10. Buyer shall promptly notify Seller of any breach of any representation, warranty, covenant or agreement of Seller made hereunder of which Buyer has knowledge prior to or on the Closing Date.
     10.5 Other Provisions Relating to Indemnification.
          10.5(a) Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”) together with a reasonably detailed statement identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party’s Losses. For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this Article 10 in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.
          10.5(b) Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 10.5(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) if there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that the Indemnified Party shall not be required to consent to the abandonment of such contest or to the payment, compromise or settlement of such asserted Third Party Action if the result would be: (A) a finding or admission of any violation of law by the Indemnified Party (or any Affiliate thereof), (B) an adverse effect on any other Third Party Actions or claims of a similar nature that may be made against the Indemnified Party (or any Affiliate thereof), or (C) any remedy other than monetary damages which will be paid in full by the Indemnifying Party.
          10.5(c) Cooperation. If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.
          10.5(d) Right to Participate. The Indemnified Party agrees, if reasonably requested by the Indemnifying Party, to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.
          10.5(e) Duty to Mitigate. The Parties shall have a duty to mitigate any Losses to which a right to indemnity applies hereunder.
          10.5(f) Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article 10 shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any ancillary agreement referred to herein), and each Party hereby releases the other Party from all other claims and causes of action, whether arising in contract, in tort (including claims and actions for fraud), or under any other legal theory arising from or relating to such circumstances. The Parties acknowledge and agree that the indemnification provisions contained in this Article 10 (including this Section 10.5(f)) have been specifically bargained for at arm’s length with the assistance of competent counsel and are reflected in the Purchase Price. For the avoidance of doubt, the hold harmless provisions and the obligations of defense and indemnity set forth in the Transition Services Agreements shall be the sole recourse of Buyer with respect to claims for defense and indemnity with respect to any of the transition services provided by Seller to Buyer pursuant to the terms and conditions thereunder.
          10.5(g) Burden of Proof. Any Party claiming that it is not required to provide indemnification under this Article 10 due to the gross negligence or willful misconduct of the other Party shall bear the burden of proof with respect to such issue in any arbitration pursuant to Article 13 herein.
          10.5(h) Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 10 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.
     10.6 Survival of Provisions and Indemnification Obligations.

          10.6(a) The representations and warranties of the Parties set forth in Article 3 and Article 4 of this Purchase Agreement shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that: (i) the Fundamental Representations of the Parties shall survive the Closing indefinitely; and (ii) the representations and warranties of Seller set forth in Section 3.11 shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions thereof).
          10.6(b) The covenants and the indemnification obligations (other than with respect to the representations and warranties of the Parties, which shall be governed by Section 10.6(a) above) of the Parties set forth in this Purchase Agreement shall survive the Closing as follows:
               (i) in the case of covenants of the Parties (other than the covenants set forth in Sections 6.2(a) and 6.3(d)), until the first (1st) anniversary of the Closing Date, or otherwise in accordance with their terms;
               (ii) in the case of the indemnification obligations of Seller set forth in Sections 10.1(a)(iv) and 10.2(a)(i), until the second (2nd) anniversary of the Closing Date;
               (iii) in the case of the indemnification obligations of the Parties set forth in Section 10.3, until the second (2nd) anniversary of the Completion Date;
               (iv) in the case of the covenants of the Parties set forth in Section 6.2(a), until the third (3rd) anniversary of the Closing Date; and
               (v) in the case of the covenants of the Parties set forth in Section 6.3(d), and of the indemnification obligations of the Parties set forth in Sections 10.1(a)(iii), 10.1(b)(iii) through 10.1(b)(vi), 10.2(a)(ii) and 10.2(b), indefinitely.
ARTICLE 11
TAXES AND CHARGES
     11.1 Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, or other Taxes are or become due and payable in connection with the transfer of the Purchased Assets or the Joint Basin Shares pursuant to this Purchase Agreement, any such taxes shall be paid by Buyer. Buyer shall also pay any fees for recording deeds and other instruments of conveyance relating to transfer of the Purchased Assets and the Real Property Interests. Seller and Buyer shall use Commercially Reasonable Efforts to assist and cooperate with each other in connection with establishing the applicability of any exemption from any transfer taxes.
     11.2 Allocation of Taxes. Seller shall pay or cause to be paid, directly to the taxing authority, all ad valorem or similar real and personal property taxes assessed on the Real Property Interests and Equipment, as applicable (“Real and Personal Property

Taxes”), with respect to all periods before the tax year during which the Closing occurs (the “Current Tax Year”). Buyer shall pay or cause to be paid directly to the taxing authority all Real and Personal Property Taxes assessed with respect to any period after the Current Tax Year. The Parties shall each pay a share of any Real and Personal Property Taxes for the Current Tax Year under the following method of prorating: each Party’s share of Real and Personal Property Taxes for the Current Tax Year shall be the fraction of the total number of days in such tax year that such Party owned the Real Property Interests and Equipment, as applicable. Each Party’s pro rata share of such Real and Personal Property Taxes for the Current Tax Year shall be estimated as of the close of business on the last Business Day immediately prior to the Closing Date (the “Adjustment Date”) based on the best information then available. If, prior to the Closing, Seller has received any bills from a taxing authority setting forth the final amount of any such Real and Personal Property Taxes for the Current Tax Year, Seller shall pay the total amount of such Real and Personal Property Taxes due according to such bills, and Buyer shall pay its share of such amount to Seller at the Closing in accordance with this Section 11.2 and Section 2.2(e) of this Purchase Agreement. If Buyer receives any such final bills after the Closing, Buyer shall pay or cause to be paid the entire amount due according to such bills directly to the taxing authority; Buyer shall, within thirty (30) days after receiving such bills, deliver a copy of such bills to Seller; and Seller, within thirty (30) days after receiving such copies, shall pay its share of the amount due to Buyer according to this Section 11.2. Each Party agrees to notify the other Party in writing if it obtains information after the Adjustment Date that alters the amount of Real and Personal Property Taxes for the Current Tax Year due hereunder. After receipt of such notification by the other Party, the Parties shall take the information into account, prorate any resulting change in the amount of Real and Personal Property Taxes for the Current Tax Year consistent with the method of prorating set forth above, and adjust any prior payments made by a Party for its respective share of such taxes (with the effect that if a Party overpaid its share of such taxes, the other Party shall pay to such Party the amount of the overpayment, and if a Party underpaid its share of such taxes, such Party shall pay to the other Party the amount of the shortfall).
ARTICLE 12
MISCELLANEOUS PROVISIONS
     12.1 Damages. Notwithstanding anything herein to the contrary, no Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement or otherwise as a result of, relating to or arising from the relationship between the Parties hereunder. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 10.

     12.2 Amendment and Modification. Subject to applicable law, and except as provided in Section 6.1(c), this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.
     12.3 Failure to Close; Specific Performance. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Purchase Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief to prevent any such Closing Failure Breach and to enforce specifically this Purchase Agreement and the terms and provisions hereof in court, subject to Section 12.9.
     12.4 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     12.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, courier service, transmitted by facsimile, or mailed, certified or registered mail with postage prepaid:
12.5(a) If to Seller, to:
BP America Inc.
Mergers and Acquisitions
200 Westlake Park Boulevard, 11th Floor
Houston, Texas 77079
Attn: Project Manager
Telephone No.: (281) 366-4704
Facsimile No.: (281) 366-7021
With copies to:
BP America Inc.
c/o BP Products North America Inc.
Mail Code 5E-527B
4101 Winfield Road
Warrenville, Illinois 60555
Attn: Managing Attorney, U.S. Fuels Value Chains
Facsimile No.: (630) 821-3386
BP America Inc.
c/o BP Pipelines (North America) Inc.
Mail Code 5 East
4101 Winfield Road

Warrenville, Illinois 60555
Attn: Senior Attorney
Telephone No.: (630) 821-2423
Facsimile No.: (630) 396-9888
BP America Inc.
501 Westlake Park Boulevard
Houston, Texas 77079
Attn: Legal Group, U.S. General Counsel
Facsimile No.: (713) 375-2808
     or such other Person or address as Seller shall furnish Buyer in writing.
12.5(b) If to Buyer, to:
Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, Texas 77046
Attn: Vice President and General Counsel
Telephone No.: (832) 615-8610
Facsimile No: (832) 615-8603
     or to such other person or address as Buyer shall furnish to Seller in writing.
     12.6 Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither Party may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement (by operation of law or otherwise) without the prior written consent of the other Party, except that Buyer may assign its rights hereunder with respect to particular Purchased Assets to one or more of its wholly-owned Affiliates without such consent. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. Any purported assignment in violation of this Section 12.6 shall be voidable at the option of the non-assigning Party.
     12.7 No Third Party Beneficiaries. Except as provided in Article 5 and Article 10, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.

     12.8 GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE VALIDITY AND ENFORCEABILITY OF ALL CONVEYANCE DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED PURSUANT TO THIS PURCHASE AGREEMENT INSOFAR AS THEY AFFECT TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.
     12.9 Consent to Jurisdiction. For purposes of (i) Section 12.3 and (ii) enforcement of any arbitration awards pursuant to Article 13, each of Seller and Buyer (x) irrevocably submits to the exclusive jurisdiction of any Texas state court in Houston, Texas, or the United States District Court sitting in Houston, Texas, and (y) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.
     12.10 Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile or a portable document format (*.pdf)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12.11 Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.
     12.12 Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no, and neither Party shall have any remedies or causes of action (whether in contract or in tort, or under any other legal theory) for any, restrictions, promises, statements, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.
     12.13 Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.
     12.14 Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof.
     12.15 Time Of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.
     12.16 Like-Kind Exchange. Seller may, at its sole option, assign or transfer any or all of its rights hereunder to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, at the request of Seller, Buyer shall execute such agreements and other documents, and take such actions, as Seller may reasonably request that are necessary to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 and the regulations thereunder; provided, however, that Buyer shall not be required to expend any monies or take on any additional liabilities in connection with its obligations pursuant to this Section 12.16.
     12.17 Press Releases and Public Announcements. The Parties shall not (and shall cause their Affiliates not to) issue any press release or make any public announcement relating to the subject matter of this Purchase Agreement unless such Party has first consulted with the other Party and obtained the other Party’s prior written approval of the text thereof, which approval shall not be unreasonably withheld; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its Commercially Reasonable Efforts to allow the other Party reasonable time to review and comment on the text of the proposed disclosure prior to making such disclosure).
     12.18 Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE

PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.
ARTICLE 13
DISPUTE RESOLUTION
     13.1 Dispute Resolution. In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such disputes by negotiations as provided in this Article 13 between senior representatives who have authority to settle the controversy.
          13.1(a) Notification. When an Arbitrable Dispute exists, a Party has the right to give the other Party written notice of the Arbitrable Dispute.
          13.1(b) Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, either proceed to mediation under Section 13.2 or proceed directly to arbitration under Section 13.3.
          13.1(c) Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.
     13.2 Mediation. If the Arbitrable Dispute has not been resolved within thirty (30) days after a Party’s receipt of the notice provided in Section 13.1(a), either Party may initiate mediation of the Arbitrable Dispute by sending the other Party a written request that the Arbitrable Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty (30) days after a Party’s receipt of the written request for mediation. If, within thirty (30) days after a Party’s receipt of the mediation notice, the Parties do not jointly select such mediator or do not schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Section 13.2 does not result in a resolution of the dispute in question within three (3) Business Days after such conclusion of the mediation session, then either Party may proceed to arbitration under Section 13.3.
     13.3 Arbitration. Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 13.1 or pursuant to Section 13.2 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Purchase Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Purchase Agreement shall control.
          13.3(a) Arbitration must be initiated within the applicable time limits set forth in this Purchase Agreement and not thereafter or if no time limit is given in this Purchase Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.
          13.3(b) Notwithstanding anything in Section 13.1 or Section 13.2 to the contrary, if either Party deems that time is of the essence in resolving the Arbitrable Dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.
          13.3(c) Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) day period, the AAA will name the arbitrator for Respondent’s account within thirty (30) days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees, and (ii) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings shall be Houston, Texas.
          13.3(d) The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy in excess of One Million Dollars ($1,000,000) shall be treated as a large, complex commercial case as per the AAA Rules.
          13.3(e) Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Purchase Agreement, including the exclusion of consequential, incidental, indirect, special and punitive damages set forth in Section 12.1 and the covenant set forth in Section 13.3(f).
          13.3(f) The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.
* * * * *

          IN WITNESS WHEREOF, BP PRODUCTS NORTH AMERICA INC., BP WEST COAST PRODUCTS LLC, and BUCKEYE PARTNERS, L.P. have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

BP PRODUCTS NORTH AMERICA INC.
By:	/s/ Patrick H. McGrath
	Name:	Patrick H. McGrath
	Title:	Attorney-in-fact

BP WEST COAST PRODUCTS LLC
By:	/s/ Patrick H. McGrath
	Name:	Patrick H. McGrath
	Title:	Attorney-in-fact

BUCKEYE PARTNERS, L.P.
By:	Buckeye GP LLC, its general partner

By:	/s/ Khalid A. Muslih
	Name:	Khalid A. Muslih
	Title:	Vice President

Signature Page to Asset Purchase Agreement